UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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National Health Investors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Letter from our President and CEO

Dear Fellow Stockholders –

On behalf of our Board of Directors and everyone at NHI, I want to thank you for your continued investment and confidence in the Company. In 2025, net income attributable to common stockholders per diluted share declined 3.5% compared to 2024 which included the impact of gains on property sales and a gain related to derivative accounting. At the same time, our underlying operating performance strengthened. We increased Normalized FFO (“NFFO”) per share and Funds Available for Distribution (“FAD”) by 10.6% and 13.7%, respectively, compared to 2.5% and 8.7%, respectively, in the prior year period. This growth is reflected in NHI’s Total Shareholder Return (“TSR”) which increased by 15.7% in 2025. Over the 3-year and 5-year periods, TSR has increased by 72.9% and 47.7%, respectively.

The 2025 NFFO per share and FAD performance exceeded the midpoints of our initial annual guidance by approximately 6% and 5%, respectively, as we strive to under promise and over deliver. Performance was solid across the portfolio. The Senior Housing Operating Portfolio (“SHOP”) NOI increased by approximately 57% compared to 2024 with 7.6% same-store growth and $6.0 million from transitions and acquisitions. Our cash rental revenue increased by approximately 10% year over year with contributions both internally and externally. We announced investments of $392 million in 2025, which was well above our initial guidance of $225 million, and was our most active year since 2016. This included investments of $218 million in the fourth quarter alone, setting the Company up for strong acquisition growth in 2026. In fact, we have already closed on one deal this year for $105.5 million, our largest SHOP acquisition to-date, and have an active pipeline.

The senior housing industry is at an inflection point as demand is far out pacing supply, positioning NHI for strong growth for the foreseeable future. NHI’s financial strength is very conducive to supporting this growth and bolstered by our fortress balance sheet. Our leverage improved throughout the year as our net debt to adjusted EBITDA decreased from 4.1x in 2024 to 3.8x in 2025. Our demonstrated ability to access attractive debt and equity capital creates a real competitive advantage for NHI in maintaining and growing the pipeline as market participants can be confident in our ability to finance deals quickly and with limited closing risk.

The Board remains committed to acting on the feedback we receive from our stockholders. Over the past several years, we have implemented meaningful governance enhancements that reflect our dedication to strong oversight, effective leadership, and long-term value creation. These improvements demonstrate both our responsiveness to our stockholders and our continued focus on aligning our governance structure with prevailing best practices.

Since first expanding in 2020, the Board has grown from four directors to nine with female representation increasing from 0% to 44.4% and average director tenure decreasing from twenty-one years to seven years. As part of this year’s refreshment process, the Board is nominating seven directors for election at the annual meeting. These changes reflect deliberate efforts to broaden our expertise, diversify perspectives, and ensure thoughtful Board refreshment. In 2025 through this year, we continued our progress by making several significant improvements that include:
•Declassifying the Board following stockholder approval at last year’s annual meeting, an important step towards enhanced accountability and continued Board refreshment;
•Updating all Board committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics to reflect current governance best practices and further strengthen the Board’s oversight framework; and
•Appointing Lilly H. Donohue to the Board as an additional independent director, ensuring we maintain the skillsets necessary to support the Company’s strategic direction.

We would like to thank Robert G. Adams and Charlotte A. Swafford, two of our directors who are not standing for election at this year’s annual meeting, for their invaluable leadership and service to the Company.

Looking ahead, we remain focused on continuous improvement and adherence to high standards of governance, transparency, and accountability.

We are pleased to present the 2026 proxy statement and invite you to join our Annual Meeting of Stockholders on May 27, 2026. We appreciate your support and investment in NHI, and we look forward to updating you regularly on our progress.

Best,
Eric Mendelsohn
President and Chief Executive Officer

222 Robert Rose Drive
Murfreesboro, TN 37129

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

    We cordially invite you to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of National Health Investors, Inc. (“NHI” or the “Company”). The Annual Meeting will be held both virtually at www.virtualshareholdermeeting.com/NHI2026 and in person at The View at Fountains, 1500 Medical Center Parkway, Suite 4D, Murfreesboro, Tennessee 37129 on Wednesday, May 27, 2026, at 1:00 p.m. CDT, for the following purposes:

(1)    To elect seven directors to serve until the 2027 annual meeting of stockholders;

(2)    To approve, on a non-binding, advisory basis, the compensation paid to our named executive officers;

(3)    To ratify the selection of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

(4)    To transact such other business as may properly come before the Annual Meeting or any continuance or postponement of it.

Stockholders of record as of the close of business on March 27, 2026 are entitled to vote at the Annual Meeting and any postponement or continuance thereof. Please see page 52 for additional information on how to attend, participate in and vote at the Annual Meeting. You do not need to attend the Annual Meeting in order to vote your shares.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by using the enclosed proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, trustee or nominee to see which voting methods are available to you.

We appreciate your continued confidence in our Company and look forward to you joining us on May 27, 2026.

By order of the Board of Directors,

/s/ Beth J. Blankenship
Corporate Secretary
Murfreesboro, Tennessee
April 3, 2026

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET IN ADVANCE Visit www.proxyvote.com
AT THE MEETING Attend the Annual Meeting virtually or in person. See page 52 for additional details on how to attend.
BY TELEPHONE Call the number on your proxy card or voting instruction form
BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 27, 2026: This Notice of Annual Meeting of Stockholders, the proxy statement, and the 2025 Annual Report to Stockholders are available at www.nhireit.com.

Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting.

Meeting Details

The accompanying proxy is solicited by the Board of Directors (the “Board”) of National Health Investors, Inc. (“NHI” or the “Company”) to be voted at the 2026 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 27, 2026, commencing at 1:00 p.m. CDT, and at any continuance or postponement of the Annual Meeting. All stockholders of record as of March 27, 2026 (the “Record Date”) will be entitled to notice of, to vote and to ask questions at the Annual Meeting. The Annual Meeting will be held using a “hybrid” in-person and virtual format. Stockholders and guests desiring to attend the Annual Meeting in person can attend at The View at Fountains, 1500 Medical Center Parkway, Suite 4D, Murfreesboro, Tennessee 37129. Stockholders desiring to attend virtually can log in to www.virtualshareholdermeeting.com/NHI2026 to attend the Annual Meeting. Stockholders attending virtually must enter the 16-digit control number found on the proxy card, voting instruction form or the notice of Internet availability of proxy materials (the “Notice”). Guests who are not stockholders may access the live webcast but will not be eligible to vote or submit questions. Technical support will be available to assist you with any technical difficulties related to the virtual meeting platform. It is recommended that you contact your broker should you be unable to locate your control number. It is anticipated that this proxy statement and the form of proxy card solicited on behalf of our Board will be filed with the Securities and Exchange Commission (“SEC”) and an accompanying Notice mailed to our stockholders beginning on April 3, 2026. In this document, the words “we”, “our”, “ours”, and “us” refer to National Health Investors, Inc.

Voting Matters and Board Recommendations

			Board Vote	See
Voting Matter		Voting Standard	Recommendation	Page
Proposal 1	Election of Seven Directors	Majority of votes cast	For Each Nominee	7
Proposal 2	Non-Binding, Advisory Vote on Executive Compensation	Majority of votes cast	For	48
Proposal 3	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	For	49

2025 Business Highlights

Established in 1991 as a Maryland corporation, we are a self-managed real estate investment trust (“REIT”). We own, lease, operate and finance the development of high-quality real estate properties focusing on senior housing communities and medical facilities. Our portfolio consists of independent living, assisted living and memory care communities, senior living campuses, entrance-fee communities, skilled nursing facilities, and specialty hospitals.

In 2025, we delivered strong performance across the key drivers of our business. We delivered strong financial results that surpassed our initial guidance, maintained an exceptional balance sheet, and outperformed the market in terms of balance sheet, and executed on our strategy to significantly grow our SHOP portfolio.

Key Financial Results(1)

+2.2%    Nareit Funds From Operations (“FFO”) per Share: ($4.65 per share in 2025 vs. $4.55 per share in 2024; at the high end of our original guidance)

+10.6%    Normalized FFO per share: ($4.91 per share in 2025 and $4.44 per share in 2024; above the high end of our original guidance)

+13.7%    Normalized Funds Available for Distribution (“FAD”): ($232.1 million in 2025
vs. $204.2 million in 2024; above the high-end of our original guidance)

(1) See Appendix A for a reconciliation of FFO, Normalized FFO, Normalized FAD and NOI to net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”).

Other Key Performance Highlights
Senior Housing Operating Portfolio
•Total NOI increased 57.2% year-over-year to $19.1 million
•Same Store NOI increased 7.6% year-over-year to $13.1 million
•Annualized NOI as a percent of NHI’s total annualized NOI increased to 9.3% in Q4 2025 compared to 4.6% in the year earlier

Portfolio Activity
•Completed $392.4 million in investment activity at an average yield of approximately 8.08% (largest year for investments since 2016)
•Transitioned seven properties from our Real Estate Investments segment to our SHOP segment

Balance Sheet
•Net Debt to Adjusted EBITDA at an annualized 3.8x (within NHI’s updated target range of 3.5x-4.5x)
•Amended the $700.0 million revolving credit facility and bank term loan to remove the 0.10% credit spread adjustment applicable to the SOFR interest rates, which resulted in an effective decrease of 0.10% in the applicable interest rates
•Investment grade credit ratings from Moody's, S&P Global, and Fitch Ratings

Corporate Governance Highlights

We believe responsible and sustainable business practices are essential to advancing the Company’s long-term strategy and creating value for the Company and its stockholders. Critical components of our governance profile include:

Independent Board	•Six out of our seven director nominees are independent •We have an independent Board Chair •Our standing Board committees are comprised solely of independent directors
Board Refreshment
•We have refreshed our Board with five new directors in the past five years who bring valuable perspective and expertise
•Since 2020, Board tenure has decreased from 21 years to seven years
•Women represent 43% of our director nominees

Limits on Outside Board Service
•Directors are limited to service on three other public company boards
•Members of the Audit Committee may not serve simultaneously on the audit committee of more than two other public companies
•Directors who are executive officers (other than an executive chair) of the Company may not simultaneously serve on more than one other public company board and a director who serves as an executive chair of the Company may not simultaneously serve on more than two other public company boards

Director and Executive Stock Ownership
•Each non-employee director is required to own NHI common stock with a market value of at least four times his/her annual cash retainer subject to a five-year compliance period
•Each executive officer is required to own NHI common stock with a market value of at least three times his/her annual cash salary
•We award equity compensation to directors and executive officers taking into account the recommendation of an independent compensation consultant

Rigorous Policies and Protocols
•Our insider trading policy prohibits our employees, officers and directors from purchasing or selling Company securities while in possession of material non-public information (“MNPI”) except pursuant to an approved Rule 10b5-1 trading plan
•We adopted a clawback policy aligned with New York Stock Exchange (“NYSE”) rules
•We have an anti-hedging/pledging policy

Annual Board Self-Assessment	•We have an annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and identify areas for improvement
Strong Stockholder Rights
•We have a majority voting standard for the election of directors by stockholders with a mandatory resignation policy
•In 2025, we declassified our Board and each director nominee will now serve for a one-year term
•We do not have a poison pill
•Our stockholders have the right to call special meetings and amend bylaws
•We have active and ongoing stockholder engagement

Corporate Sustainability

We believe integrating sustainability initiatives into our strategic decision-making translates into long-term, stable financial results and promotes the best interests of the Company and our stockholders. We publish information regarding our sustainability efforts, strategies, commitments, and progress in our annual Corporate Sustainability Report, which is available on our website. In 2026, our specific sustainability goals include:

•Continue to inventory and report our Scopes 1, 2, and 3 greenhouse gas emissions in accordance with the Greenhouse Gas Protocol.
•Improve the emissions data every year with a longer-term goal of establishing an emissions reduction strategy in accordance with science-based targets.
•Measure and report annually on water usage in our corporate headquarters and properties within our Senior Housing Operating Portfolio (“SHOP”).
•Extend our reporting on the Task Force on Climate-Related Financial Disclosure (“TCFD”) framework by implementing some of the higher-risk and higher-opportunity options identifying in our inaugural TCFD assessment and extending our analysis of climate-related risks and opportunities.

We have established a management ESG Committee comprised of our Chief Financial Officer, Vice President, Finance and Investor Relations and Vice President, HR/Benefits and Compliance. This committee is tasked with overseeing our strategies regarding the Company’s social impact and environmental sustainability. Our ESG Committee was established with the goal of increasing our accountability, sharpening our focus, and maximizing our efforts with respect to the environmental, social and governance impact on our clients, employees and properties. In addition, the ESG Committee helps to measure our progress on our ESG initiatives and priorities, adding an element of accountability, which we believe increases our effectiveness. The ESG Committee meets periodically with the Chair of the Nominating and Corporate Governance Committee of the Board. Through our sustainability efforts, we seek to incentivize positive change and create value for our stakeholders. Below are more details of our corporate sustainability efforts.

Environmental
•We provide our triple net lease operators capital improvement allowances for redevelopment, expansions and renovations at our properties which may include energy efficient improvements such as Energy Star appliances, low-emissions paints, use of environmentally-certified materials, and renewable energy.
•We furnish our development partners with capital to build new, state-of-the-art properties with energy-efficient components and design features.
•We obtain Phase I environmental reports and, if warranted, Phase II environmental reports, as part of our due diligence procedures when acquiring properties and attempt to avoid buying real estate with known environmental issues.
•In 2024, we created our second annual inventory of our scopes 1, 2, and 3 emissions in accordance with the Greenhouse Gas Protocol.
•Our document retention practices strive to reduce paper usage and encourage electronic file sharing.
•We strive for efficiency and sustainability in our corporate headquarters, participate in a recycling program, and encourage our employees to reduce, reuse and recycle waste.
•We purchase carbon offsets to help offset our primary sources of emissions, which include energy use, travel, and commuting to compensate for any emissions we cannot eliminate directly by investing in projects that reduce, avoid, or remove emissions elsewhere.

Social
•Our employees bring a broad range of experiences, background and skills to NHI, and we believe that to continue to deliver long-term value to our stockholders, we must maintain a work environment that attracts, develops, and retains top talent, and provides our employees an engaging work experience that allows for career development and opportunities.
•We promote teamwork, offer flexible work schedules to accommodate varying needs, and contribute to the communities we serve.
•We recognize employees’ contributions with incentive bonuses, a stock incentive plan, and a 401(k) plan with a safe harbor contribution.
•We offer paid employee health insurance coverage, along with team-building events such as our annual Office Olympics.
•We are strong proponents of continuous learning, and our educational reimbursement program supports employees who pursue professional development through undergraduate and graduate studies, industry certifications, conferences, and other activities.
•Our 2025 employee engagement survey showed that NHI employees are highly engaged, with particularly high scores for peer relationships, enablement (systems and processes to help employees succeed in their roles), support of our corporate strategy, work/life balance, and their sense of empowerment.
•As of December 2025, our workforce was 50% women and 50% men.
•We actively support charitable organizations within our community that promote health education and social well-being and during 2025, we donated approximately $24,000 to community causes, such as the Alzheimer’s Foundation of America, the Granger Cobb Institute for Senior Living at Washington State University and the Community Foundation of Middle Tennessee.

Governance
•In 2025, we amended our Articles of Incorporation (as amended and/or restated to date, the “Articles of Incorporation”) to declassify our Board structure.
•We formed an ESG Committee as described above and published NHI’s first Corporate Sustainability Report.
•We maintain a Code of Business Conduct and Ethics (the “NHI Code”), which governs our business conduct and ethics, and Corporate Governance Guidelines (the “Guidelines”), which provide guidance with respect to the Board’s responsibilities as well as to comply with the rules of the NYSE and good corporate governance principles.
•We updated all Board committee charters, our Inside Information and Insider Trading Policy (“Insider Trading Policy”), the Guidelines and the NHI Code to reflect current governance best practices and further strengthen the Board’s oversight framework
•Our NHI EthicsPoint program enables interested parties to communicate (on a non-identifiable basis if so desired) with our executive officers, independent directors (including the independent directors as a group), and the Board.
•We established a Special Committee of Non-Interested Directors (the “Special Committee”) to negotiate, review, analyze and approve any potential lease between NHI and National Healthcare Corporation (“NHC”) and all related items or explore any other possible alternatives.
•We have designed our executive compensation to be aligned with stockholders by adopting a pay-for-performance philosophy.
•We have robust risk management practices, including oversight, succession planning, and compliance.
•We have invested in technology and third-party support to identify, mitigate, and quickly respond to cybersecurity incidents and we regularly review our cybersecurity practices and conduct periodic employee information security and awareness training.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Articles of Incorporation and Amended and Restated Bylaws (as amended and/or restated to date, the “Bylaws”) provide that the number of directors to be elected by the stockholders shall be at least three and not more than nine, as established by the Board from time to time. NHI is currently managed by a nine-person Board. Seven of the directors are standing for re-election at the Annual Meeting.

During the 2025 annual meeting of stockholders, NHI stockholders approved an amendment to the Company’s Articles of Incorporation to declassify the Board. Robert A. McCabe, Jr. and Tracy M. J. Colden were elected at the 2023 annual meeting of stockholders for a three-year term expiring at the Annual Meeting. Each of Robert W. Chapin, Jr., James R. Jobe and Candice W. Todd were elected at the 2025 annual meeting of stockholders for a one-year term expiring at the Annual Meeting. Additionally, on February 17, 2026, D. Eric Mendelsohn, the President and Chief Executive Officer (“CEO”) and a director of the Company, provided notice of his resignation as a director in order to align his term with the Company’s newly declassified Board structure. Mr. Mendelsohn was immediately reappointed to the Board with a term expiring at the Annual Meeting. On February 17, 2026, the Board increased the size of the Board to nine directors and appointed Lilly H. Donohue to the Board. The Company previously announced that Robert G. Adams determined not to stand for re-election at the Annual Meeting and Charlotte Swafford will retire from the Board effective immediately prior to the Annual Meeting.

On February 16, 2026, the Nominating and Corporate Governance Committee of the Board recommended, and, on February 17, 2026, the Board nominated, Robert W. Chapin, Jr., Tracy M. J. Colden, Lilly H. Donohue, James R. Jobe, Robert A. McCabe, D. Eric Mendelsohn and Candice W. Todd for re-election to the Board. The Board reduced the size of the Board from nine to seven members effective at the Annual Meeting.

Our Bylaws require that directors be elected by a majority of the votes cast with respect to their election at the Annual Meeting. Each director nominee has indicated that he or she will serve if elected. If your proxy does not specifically instruct the proxy holder to vote against the election of a director nominee, your proxy holder intends to vote for the election of the director nominees We do not anticipate that any director nominee will be unable or unwilling to stand for re-election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may reduce the number of directors to be elected. If elected at the Annual Meeting, the director nominees will hold office until the 2027 annual meeting of stockholders and until their successors have been elected and qualified.

Nominee Qualifications

The Board believes that each of the director nominees is qualified to serve as a director of NHI and possesses the qualities and skills described herein.

Director Nominee Name	Age	Director Since	Position	Expiration of term
Robert A. McCabe, Jr.	75	2001	Chair of the Board	2026
Robert W. Chapin, Jr.	64	2025	Director	2026
Tracy M. J. Colden	64	2022	Director	2026
Lilly H. Donohue	54	2026	Director	2026
James R. Jobe	64	2013	Director	2026
Candice W. Todd	61	2025	Director	2026
D. Eric Mendelsohn	64	2021	Director, President & Chief Executive Officer	2026

The following matrix provides information regarding the members of our Board, including demographic information for, and certain qualifications and experience possessed by, the members of our Board, which our Board believes are relevant to our business and industry and provide a range of viewpoints that are invaluable for our Board’s discussions and decision-making processes. In addition, each of our current directors, other than Mr. Mendelsohn, is considered independent by our Board based on the independence standards of the NYSE. The matrix does not encompass all of the qualifications, experiences or attributes of the members of our Board, and the fact that a particular qualification, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular qualification, experience or attribute with respect to any of the members of our Board does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of qualification and experience listed below may vary among the members of the Board.

Skills and Experience	Chapin	Colden	Donohue	Jobe	McCabe	Mendelsohn	Todd
Public Company Board Experience	X	X	X	X	X	X	X
C-Suite Leadership	X	X	X		X	X	X
Financial Literacy/Accounting	X	X	X	X	X	X	X
Healthcare	X		X	X		X
Risk Management/Strategic Planning	X	X	X	X	X	X	X
Corporate Governance/Legal	X	X	X	X	X	X	X
Background
Gender	Male	Female	Female	Male	Male	Male	Female
Race/Ethnicity	White	African American	Asian	White	White	White	White
Age	64	64	54	64	75	64	61
Tenure (years)	1	4	<1	12	25	5	1

Director Nominee Biographies

Robert W. Chapin, Jr.
Age: 64
Director since 2025
Committees:
None

Background

Mr. Chapin joined NHI as a director in March 2025. He has served in various executive and leadership positions for private equity and real estate investment platforms over the past three decades. Mr. Chapin has served as the executive chairman of Channel Marker Advisors, LLC since 2024. From 2013 until December 2023, he served as founder, chief executive officer and co-chief investment officer of Bridge Seniors Housing Fund Manager LLC, a fund manager for private equity real estate funds focused on investments in senior housing and medical properties. Earlier in his career, Mr. Chapin served as chief executive officer of Servant Capital Group and Servant Healthcare Group, a sub-advisor to a non-traded public REIT investing and managing senior housing assets nationally. From 1998 until 2006, Mr. Chapin was a founding member of CNL Retirement Properties, a non-traded public REIT. Currently, Mr. Chapin is a voting member of the investment committee for all Bridge Investment Group senior housing funds. Mr. Chapin also serves on the board of several other private and non-profit companies affiliated with the healthcare and senior housing industry including KARE, Nona Scientific, Vayyar Care and Jobs Partnership. Mr. Chapin also serves on the Executive Board of the American Seniors Housing Association and a PAC member. From 2021 until 2025, he served on the board of trustees of Apollo Diversified Real Estate Funds, a management investment company that is operated as an interval fund and is comprised of a diversified portfolio of private real estate funds and publicly traded real estate securities. Mr. Chapin also previously also served on the board of directors of National Investment Center for Seniors Housing, the board of trustees of Griffin International Access Credit Fund and the board of trustees of Griffin International Access Real Estate Fund. He received his Bachelor of Business Administration from Appalachian State University and MBA-One year course completion Finance at Crummer Graduate School of Business, Rollins College.

Qualifications

The Board concluded that Mr. Chapin is qualified to serve as a director of the Company based on his extensive healthcare and senior housing experience, previous leadership experience and his independence from the Company.

Tracy M. J. Colden
Age: 64
Director since 2022
Committees:
Nominating and Corporate Governance Committee (Chair) Compensation Committee

Background

Ms. Colden joined NHI as a director in June 2022. Ms. Colden most recently served as general counsel, executive vice president and corporate secretary of Playa Hotels & Resorts N. V., a former publicly traded company (NASDAQ: PLYA). Ms. Colden has more than 30 years of experience in the hospitality and lodging industry. Ms. Colden previously served as general counsel, executive vice president and corporate secretary of Highland Hospitality Corporation and Crestline Capital Corporation. Prior to joining Crestline Capital, Ms. Colden was an assistant general counsel for Host Marriott Corporation (now Host Hotels & Resorts, Inc.) and was previously in the private practice of law. Ms. Colden received her Bachelor of Business Administration from the University of Michigan and a Juris Doctor degree from the University of Virginia School of Law. Ms. Colden is a certified public accountant (inactive) and is a member of the District of Columbia, Florida and Michigan (emeritus status) bar associations.

Qualifications

The Board concluded that Ms. Colden is qualified to serve as a director of the Company based on her public company experience, legal background, real estate background, corporate governance experience and independence from the Company.

Lilly H. Donohue
Age: 54
Director since 2026
Committees:
None

Background

Ms. Donohue joined NHI as a director in February 2026. Ms. Donohue is currently President and CEO of Everstory Partners (formerly StoneMor Inc.). Prior to joining Everstory Partners in November 2022, Ms. Donohue served as the CEO of Holiday Retirement, formerly the largest independent senior living owner and operator in the United States. Prior to Holiday Retirement, Ms. Donohue was responsible for setting up Fortress Investment Group’s China investment office and was the President of Fortress Investment Group China. During her time in China, Ms. Donohue also built the leading senior living company and home care business (Starcastle (Xingbao) Senior Living) in Shanghai, China for Fortress Investment Group and was the CEO of Starcastle from its inception in 2013. Before moving to China in 2011, Ms. Donohue was a managing director and member of the management committee at Fortress Investment Group since its inception in May 1998. Prior to Fortress Investment Group, Ms. Donohue worked at BlackRock Financial Management Inc. from May 1992 to May 1997 where she was involved in all facets of raising capital, investing and managing BlackRock Asset Investors, a private equity fund. Ms. Donohue serves on the board of directors of Sonida Senor Living (NYSE:SNDA) and serves on its audit committee. Ms. Donohue received a Bachelor of Science in Business Administration from Boston University.

Qualifications

The Board concluded that Ms. Donohue is qualified to serve as a director of the Company based on her extensive healthcare and senior housing experience, previous leadership and public company board experience and her independence from the Company.

James R. Jobe
Age: 64
Director since 2013
Committees:
Audit Committee
Compensation Committee (Chair)

Background

Mr. Jobe joined NHI as a director in April 2013. Mr. Jobe is a partner in the accounting firm of Jobe, Hastings & Associates, CPA’s, established in 1984 in Murfreesboro, Tennessee. In that capacity, he has provided accounting and consulting services in the healthcare and long-term care industries for over 35 years. Mr. Jobe previously served as an independent director of NHR until its merger with NHC in 2007. He received his Bachelor of Business Administration in Accounting from Middle Tennessee State University in 1984 and became a certified public accountant in 1986.

Qualifications

The Board concluded that Mr. Jobe is qualified to serve as a director of the Company based on his public company director experience, his accounting experience within the long-term care industry, and his independence from the Company.

Robert A. McCabe
Age: 75
Chair of the Board
Director since 2001
Committees:
Audit Committee
Nominating and Corporate Governance Committee
Compensation Committee

Background

Mr. McCabe joined NHI as a director in 2001 and was appointed Chair of the Board in January 2025. Mr. McCabe has served as the Chief Banking Officer and vice chairman of the board of directors of Pinnacle Financial Partners, Inc. (“Pinnacle”) (NASDAQ:PNFP) since January 2026. He previously served as chairman of the board of directors of Pinnacle since August 2000. He began his banking career with the former Park National Bank of Knoxville, Tennessee (“PNB”) and held numerous executive positions with PNB and its successor, First American National Bank. In 1994, Mr. McCabe was appointed vice chair of First American Corporation. In March 1999, he was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999. Mr. McCabe previously served as chair of the board of the Nashville Chamber of Commerce and board chair of Nashville Electric Service, a municipal electric distribution company. Mr. McCabe was a director of Diversicare Healthcare Services, Inc. from 2015 until it was sold in November 2021. He was also a director of Goldleaf Financial Solutions, Inc. from 2004 until its sale in 2009 and a director of SSC Services of Knoxville, Tennessee until 2010. Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World Presidents’ Organization and the Chief Executives Organization, and served as the past chair of the board of trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also the past chair of the board of the Middle Tennessee Boy Scout Council, the Nashville Symphony and the Nashville Downtown Partnership. Mr. McCabe received his Master of Business Administration degree from the University of Tennessee and completed the Advanced Management Program of Harvard Business School.

Qualifications

The Board concluded Mr. McCabe is qualified to serve as a director of the Company because of his extensive leadership experience, his understanding of finance, accounting and the banking industry, and his independence from the Company.

D. Eric Mendelsohn
Age: 64
Director since 2021
Committees:
None

Background

Mr. Mendelsohn joined NHI in January 2015 as Executive Vice President of Corporate Finance. He was named interim CEO in August 2015 and CEO and President in October 2015. Mr. Mendelsohn became a director in February 2021. He has over 25 years of healthcare real estate and financing experience. Previously, Mr. Mendelsohn was with Emeritus Senior Living (“Emeritus”) for nine years, most recently as a senior vice president of corporate development where he was responsible for the financing and acquisition of assisted living properties, home health care companies, administration of joint venture relationships and executing corporate finance strategies. Prior to Emeritus, Mr. Mendelsohn was with the University of Washington as a transaction officer where he worked on the development, acquisition and financing of research, clinic and medical properties. Prior to that, Mr. Mendelsohn was a practicing transactional attorney, representing lenders and landlords. Mr. Mendelsohn has a Bachelor of Science degree from American University in International Relations, a Juris Doctor degree from Pepperdine University, and a Masters of Laws (LLM) in Banking and Finance from Boston University. Mr. Mendelsohn is a member of the Florida and Washington State bar associations.

Qualifications

Mr. Mendelsohn is the only management member of the Board and as such the Board concluded that his perspective is important in developing the strategic and operational direction of the Company and that Mr. Mendelsohn is qualified to serve as a director of the Company based on his role as CEO and his executive experience in the senior care industry.

Candice W. Todd
Age: 61
Director since 2025
Committees:
Audit Committee (Chair) Nominating and Corporate Governance Committee

Background

Ms. Todd joined NHI as a director in January 2025. Ms. Todd served as Managing Director/Global Chief Financial Officer of Morgan Stanley Real Estate Investing from 2019 until her retirement in February 2023. Ms. Todd first joined a predecessor of Morgan Stanley in 1994 and served in a variety of real estate investment, finance and accounting roles, including Global Chief Financial Officer of Morgan Stanley’s open-end funds (Prime Property Fund U.S., Prime Property Fund Europe, and Prime Property Fund Asia). Ms. Todd is currently a member of the Board of Directors at Highwoods Properties, Inc. (NYSE:HIW), a fully-integrated office real estate investment trust, where she serves as a financial expert and on the audit committee. Ms. Todd also serves as a member of the Board of Directors QuadReal Property Group. She earned a Master of Accountancy and a Bachelor of Science in Human Resources from the University of Alabama.

Qualifications

The Board concluded that Ms. Todd is qualified to serve as a director of the Company based on her public company experience, extensive accounting and financial background and independence from the Company.

Vote Required and Board Recommendation

Director nominees receiving an affirmative vote of a majority of the votes cast at the Annual Meeting will be elected. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the vote.

The Board Recommends a Vote “FOR” the Election of Each Director Nominee.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board annually reviews its leadership structure to determine the optimal structure to provide effective oversight of management. Mr. McCabe has served as Chair of the Board since January 2025. Mr. Mendelsohn was named interim CEO in August 2015 and became CEO in October 2015. He joined the Board in February 2021 and was named Vice Chair of the Board in January 2025.

We believe that this leadership structure, which also includes a majority independent Board and fully independent Board committees, is effective for the Company. The Chair of the Board is charged with presiding over all meetings of the Board and our stockholders and providing advice and counsel to the CEO and our Company’s other officers regarding our business and operations. The role of the Vice Chair of the Board is limited to presiding over Board meetings in the absence of the Chair of the Board and is specifically not intended to imply succession to the Chair of the Board. Our CEO and our Chair of the Board have an excellent working relationship. With over 25 years of experience on the Board of NHI, Mr. McCabe is well positioned to provide our CEO with guidance, advice and counsel regarding our Company’s business, operations and strategy. We believe that having separate CEO and Chair roles is the best structure for the Company at this time.

Board Oversight of Risk

The Board is responsible for overseeing and monitoring our risk management processes. We have a comprehensive enterprise risk management framework for assessing risks throughout our business, including financial, operational, strategic, legal, privacy and data security (including cybersecurity), regulatory and other compliance risks. In connection with its oversight of risk to our business, the Board and its committees consider feedback from members of management and engage in regular discussions regarding risk management with our independent and internal auditors. The Board routinely meets with our CEO, Chief Financial Officer, and Chief Accounting Officer, and other members of management as appropriate, to review the Company’s risk exposures.

The Board delegated to the Audit Committee the responsibility to assist the Board with oversight of the Company’s risk assessment, risk management and risk mitigation policies and programs. The Board is further assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in NYSE rules. A summary of the areas of risk and oversight responsibilities of our standing committees is set forth below.

Audit Committee
•Oversees the Company’s framework for identifying, assessing, and managing key business risks, including financial, operational, information technology, privacy, security, business continuity, legal, regulatory and reputational risks
•Oversees financial reporting risk, including accounting practices, internal controls, and the integrity of the Company’s financial statements
•Oversees independent registered public accounting firm’s qualifications, performance, and independence
•Reviews management’s risk‑management decisions and the actions taken to monitor and control key financial risk exposures
•Reviews the Company’s privacy, information technology, and cybersecurity risk exposures and disclosures, including potential impacts on financial results, operations and reputation
•Oversees management’s programs and controls designed to monitor and mitigate technology‑related and cybersecurity risks
•Monitors significant legal and regulatory developments related to privacy, data security, and cybersecurity risks

Compensation Committee
•Oversees risks associated with compensation programs, policies and practices and incentive compensation arrangements
•Oversees the Company’s response to regulatory developments affecting compensation
•Oversees the work of the independent compensation consultant

Nominating and Corporate Governance Committee
•Oversees corporate governance risks, including evaluating our leadership structure to ensure it continues to serve the best interests of the Company and its stockholders
•Oversees the Company’s activities relating to corporate social responsibility and sustainability matters and the external reporting thereof
•Oversees the evaluation of the Board and management

Board Evaluations

The Board conducts a comprehensive annual self‑evaluation to assess its effectiveness and to support continuous improvement in Board and committee practices. Under the oversight of the Nominating and Corporate Governance Committee, each director completes written evaluations concerning the performance of the Board, its committees, and individual contributions. Responses are compiled anonymously and used to identify key themes. The Chair of the Nominating and Corporate Committee meets individually with each director to discuss the evaluation results and opportunities for enhanced effectiveness. The Chair of the Nominating and Corporate Committee also presents committee-specific feedback to each of the Audit Committee Chair and Compensation Committee Chair and reports the results of the annual evaluation process to the full Board The Board and each committee then hold dedicated discussions in non‑management executive sessions to review the evaluation findings and consider potential enhancements to governance practices. Insights from these evaluations inform Board development, committee structure and practices, and succession planning.

Board Nomination Procedures

The Nominating and Governance Committee oversees the process for identifying, evaluating, and recommending candidates for election to the Board. In assessing potential nominees, the Nominating and Governance Committee considers a broad range of factors, including independence, expertise, age, skills and diversity of experience and capabilities, with greater weight given to qualifications such as an understanding of the healthcare industry, real estate, finance and accounting. The Nominating and Governance Committee also reviews each candidate’s qualifications in light of the needs of the Board and the Company, considering the mix of director attributes, skills and personal and professional experience. The minimum and principal qualification of a director is the ability to act successfully on the stockholders’ behalf. All potential candidates, whether initially recommended from management, other Board members or stockholders of the Company are considered in the same manner. The Nominating and Governance Committee reviews nominees throughout the year as part of its ongoing assessment of Board composition, expected vacancies, and succession planning, with the goal of presenting a slate of directors who collectively bring the expertise, experience, and character necessary to serve the long‑term interests of the Company and its stockholders.

Provided that the advance notice and other requirements set forth in our Bylaws have been followed, we will evaluate stockholder recommended candidates by following substantially the same process, and applying the same criteria, as we follow for candidates submitted by others. Nominations by stockholders should be sent to National Health Investors, Inc., Attn: Nominating and Corporate Governance Committee, 222 Robert Rose Drive, Murfreesboro, Tennessee 37129. For further information, see “Can I nominate an individual to serve as a director?” under “Voting and Meeting Information” below.

Board Refreshment and Succession Planning

The Board, together with the Nominating and Governance Committee, takes a strategic and long‑term approach to Board refreshment and succession planning. The Nominating and Governance Committee regularly evaluates the skills, experience, and perspectives represented on the Board in light of the Company’s evolving strategy, anticipated leadership needs, and emerging areas of oversight. This includes balancing the institutional knowledge contributed by longer‑tenured directors with the fresh insights and diverse expertise brought by newer members. As part of its ongoing review, the Nominating and Governance Committee assesses how well the current Board aligns with the skills and attributes deemed critical for effective oversight, identifies gaps to be addressed through future recruitment, and considers anticipated retirements or changes in directors’ professional roles. These assessments are informed by the Board’s annual evaluation process, which provides insight into Board dynamics, committee composition, and individual director contributions. The Board actively seeks highly qualified candidates who can meaningfully advance its oversight responsibilities and support the Company’s long‑term strategic objectives. Since 2020, seven new members were appointed to the Board. As a result of our ongoing Board refreshment efforts, the average tenure of the directors submitted for re-election at the Annual Meeting is seven years.

Director Independence

Our Corporate Governance Guidelines require that a majority of the directors be independent in accordance with the requirements of the rules of the NYSE and applicable securities laws and regulations. The Board has determined that all of our director nominees, other than Mr. Mendelsohn, are independent. The Board reached this determination after considering all relevant facts and circumstances, responses to director questionnaires, and transactions and relationships, if any, between us, our affiliates, our executive officers, and their affiliates, and each director and their affiliates. The Board further determined that each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is independent pursuant to the rules of the NYSE.

Committees of the Board

The Board has three standing independent committees with separate chairs, the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. The charter of each committee is provided on our website at www.nhireit.com in the “Investors” section under “Governance.” Each committee charter was amended in 2025 after a comprehensive review to better reflect evolving governance expectations and best practices. Each committee is comprised solely of independent directors. The committee meetings serve as the vehicle for addressing matters within each committee’s purview at a detailed level. As part of its ongoing governance, the Company restructured the composition of the committees in early 2025. In 2024, the Board also created the Special Committee as described further below.

Audit Committee

The Audit Committee is comprised of four members consisting of Ms. Todd as the Chair, Mr. Jobe, Mr. McCabe and Ms. Swafford. Ms. Swafford will retire from the Board effective immediately prior to the Annual Meeting. Mr. Robert T. Webb served on the Audit Committee in 2025 until his retirement from the Board in February 2025. The Board has determined that all members of the Audit Committee are independent, as independence for audit committee members is defined under the NYSE listing standards and under the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board further determined that each of Ms. Todd, Mr. Jobe, and Mr. McCabe meets the SEC’s definition of “audit committee financial expert” and that all members of the Audit Committee are “financially literate” as required by the NYSE rules. We maintain an internal audit function as required by the NYSE rules to provide management and the Audit Committee with ongoing assessment of our risk management processes and system of internal control over financial reporting. Since 2006, we have outsourced this internal audit function to Rodefer Moss & Co., a Tennessee regional accounting firm with significant experience in providing audit and non-audit related services to its SEC clients. The primary functions of the Audit Committee are to assist the Board in fulfilling its oversight responsibilities with respect to: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm engaged for preparing or issuing an audit report as to the Company’s financial statements, or performing other audit, review or attest services for the Company; (d) the Company’s systems of internal control over financial reporting and disclosure controls and procedures; (e) the performance of the Company’s internal audit function and related matters; and (f) the Company’s risk assessment, risk management and risk mitigation policies and programs, including matters related to privacy and cybersecurity. The Audit Committee has the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent registered public accounting firm or nominate the independent registered public accounting firm for stockholder approval. The Audit Committee approves all audit engagement fees and terms of all non-audit engagements with the independent registered public accounting firm. During 2025, the Audit Committee met five times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of four members consisting of Ms. Colden as the Chair, Mr. McCabe, Mr. Adams and Ms. Todd. Mr. Adams will not stand for re-election at the Annual Meeting. The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibility to stockholders, potential stockholders and the investment community by (a) identifying individuals qualified to serve as directors and recommending such individuals to the Board in connection with the selection of director nominees for each annual meeting of stockholders, or to fill Board vacancies; (b) reviewing and making recommendations to the Board on matters involving the general operation of the Board, including the size and composition of the Board and the structure and composition of Board committees; (c) developing, reviewing and recommending governance policies and principles; (d) overseeing the Company’s activities relating to corporate social responsibility and sustainability; (e) overseeing the evaluation of the Board, its committees and the Company’s management as required by applicable law, regulations and the NYSE corporate governance listing requirements; and (f) considering corporate governance issues that may arise from time to time and making recommendations to the Board with respect thereto. The Nominating and Corporate Governance Committee met ten times during 2025.

Compensation Committee

The Compensation Committee is comprised of four members consisting of Mr. Jobe as the Chair, Ms. Colden, Mr. McCabe and Ms. Swafford. As noted above, Ms. Swafford will retire from the Board effective immediately prior to the Annual Meeting. The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers and directors and to administer the Company’s equity and other incentive compensation plans. This includes reviewing the alignment of executive compensation and benefit programs, policies and practices with Company values and strategy and the creation of value for stockholders and the assessment and mitigation of risks associated with the Company’s compensation programs, policies and practices and incentive compensation arrangements for its employees. The Compensation Committee also oversees and reviews executive compensation programs, benefits, policies and practices with a view to attract, motivate and retain qualified executive officers and other key employees of the Company and make recommendations to the Board with respect to compensation, incentive compensation plans and equity-based plans for directors and officers of the Company. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives, and determines the compensation of the CEO based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the CEO in past years. In evaluating and determining the CEO’s compensation, the Compensation Committee considers the results of the most recent stockholder advisory vote on executive compensation. The Compensation Committee has the sole authority and responsibility to engage and select a compensation consultant. The Compensation Committee retained Ferguson Partners Consulting (“Ferguson Partners”) as a compensation consultant to assist with the design of our compensation program. The Compensation Committee may delegate its authority to members as it deems appropriate, and any actions taken by such members must be reported to the full Compensation Committee at its next regularly scheduled meeting. The Compensation Committee met five times during 2025.

Special Committee of Non-Interested Directors

The Special Committee is comprised of four members consisting of Mr. Chapin as the Chair, Ms. Colden, Mr. McCabe and Ms. Todd. The Special Committee meets on an as-needed basis to negotiate, review, analyze and approve any potential lease renewal between NHI and NHC and all related items or explore any other possible alternatives. The Special Committee engaged its own outside legal counsel to advise the Special Committee. The Special Committee met seven times during 2025.

Board and Committee Meetings

The Board held seven meetings during 2025. Each director then serving attended at least 75% of the total number of meetings of the Board and each committee on which such director served in 2025. The Company strongly urges, but does not require, directors to attend the annual meeting of stockholders. All directors as of the meeting date were in attendance at the 2025 annual meeting of stockholders.

Stockholder Engagement

We value and actively solicit feedback from our stockholders. The input we receive from stockholders as part of our regular engagement efforts impacts our compensation and corporate governance policies in a meaningful way. The Board, senior management and our investor relations team maintain a robust dialogue with investors to gain their perspectives on current issues and address any questions or concerns.

The Board created the “NHI EthicsPoint” program to enable interested parties to communicate with (on a non-identifiable basis if so desired) our executive officers, independent directors, and the Board. The NHI EthicsPoint toll free number is 877-880-2974 and is answered by an independent contractor who transmits the communication to our Corporate Secretary who establishes a date by which the caller can obtain a response to the communication, if so requested. The Corporate Secretary will forward any inquiries to or about executive officers or directors to the Chair of the Audit Committee and coordinate any necessary communication and response.

Stockholders and interested parties can also communicate with (on a non-identifiable basis is so desired) the Board by communicating directly with the Chair of the Board, either (i) by sending any correspondence they may have in writing to the “Chair of the Board of Directors” in care of Corporate Secretary, National Health Investors, Inc., 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, or (ii) by e-mailing correspondence directly to the Chair of the Board at chairman@nhireit.com. The Corporate Secretary will forward any correspondence to the Chair of the Board.

Corporate Governance Policies

The Board has adopted the NHI Code, the Guidelines and the Insider Trading Policy, each of which are available on our website at www.nhireit.com in the “Investors” section under “Governance”. In 2025, the Board thoroughly evaluated each of these policies and implemented significant enhancements to ensure they align with prevailing best practices.

Code of Business Conduct and Ethics

The NHI Code was adopted to: (a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) promote compliance with applicable governmental laws, rules and regulations; (c) promote the protection of Company assets, including corporate opportunities and confidential information; (d) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (e) promote fair dealing practices; (f) deter wrongdoing; and (g) promote prompt internal reporting of violations of the NHI Code and ensure accountability for adherence to the NHI Code. In connection with the Board’s comprehensive review of the NHI Code in 2025, the NHI Code was substantially revised to enhance processes and guidance regarding public disclosure practices, conflicts of interest, recordkeeping obligations, anti-bribery and gifts, political activities, and other matters.

Corporate Governance Guidelines

The Company has adopted the Guidelines to provide guidance with respect to the Board’s responsibilities as well as to comply with the rules of the NYSE and good corporate governance principles. These Guidelines address issues such as: (a) director qualification standards; (b) director responsibilities; (c) restrictions on board service; (d) director access to management and independent advisors; (e) stockholder access to directors; (f) director orientation and continuing education; (g) director term limits and retirement age; (h) annual performance evaluation of the Board; (i) management succession; and (j) change in director circumstances, among others. As noted above, the Nominating and Corporate Governance Committee undertook a thorough review of these Guidelines and in November 2025 adopted amendments, which, among other things, made the following changes:

•Refined the requirements and expectations regarding board and committee composition and functioning;

•Revised the overboarding policy so that a director who is an executive officer (other than an executive chair) may not simultaneously serve on more than one other public company board and a director who serves as an executive chair may not simultaneously serve on more than two other public company boards; and
•Restricted the number of other public company audit committees on which members of the Audit Committee may serve to two.

The Nominating and Corporate Governance Committee specifically reviewed but did not adopt term limits or a mandatory retirement age for directors. This decision was based on its belief that term limits and mandatory retirement ages are arbitrary and bear no relation to individual director performance or effectiveness.

Inside Information and Insider Trading Policy

The Company has adopted an Insider Trading Policy designed to prohibit unlawful trading, hedging transactions and related practices. Specifically, the Company’s employees, officers and directors are prohibited from trading in the Company’s securities while in possession of MNPI and are also subject to routine and non-routine blackout periods during which times trading in our securities is not permitted. The Insider Trading Policy prohibits any employee, officer or director from pledging our common stock as collateral for a loan or for a margin account. Pledges in place prior to January 20, 2025 when this prohibition was adopted are permitted to remain, but no new or additional shares of the Company’s securities may be deposited in such margin account or otherwise pledged after such date. The Insider Trading Policy prohibits employees, officers, and directors from engaging in any hedging or monetization transactions with respect to our Securities, including through the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds and other derivative instruments). A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”).

DIRECTOR COMPENSATION

During 2025, the independent directors received compensation for their Board service including an annual retainer of $75,000. A $7,500 per meeting fee was paid for all meetings held through August 5, 2025. On August 5, 2025, the Board revised director compensation to eliminate the per meeting fee and to add $5,000 in cash compensation for members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Chair of the Board received an annual retainer of $70,000, each committee chair received an annual retainer of $20,000 and the Audit Committee Chair received an additional retainer of $5,000. In 2025, each director received a fully vested option to purchase 10,000 shares of Company stock based on the closing price of NHI’s shares on March 3, 2025, the fourth business day following the Company’s annual earnings release (except for Mr. Webb, who retired on February 7, 2025, and Mr. Chapin, who was appointed as a director on March 26, 2025 and was granted a fully vested option to purchase 10,000 shares of Company stock based on the closing price of NHI’s shares on May 8, 2025). Our option grants only have value if the Company’s stock price increases. We believe our director compensation package is reasonable. Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

2025 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Comp. ($)	Total ($)
Robert G. Adams	117,500	88,380	—	205,880
Robert W. Chapin, Jr.	86,250	90,110	—	176,360
Tracy M.J. Colden	137,500	88,380	—	225,880
James R. Jobe	137,500	88,380	—	225,880
Robert A. McCabe, Jr.	202,500	88,380	—	290,880
Charlotte Swafford	122,500	88,380	—	210,880
Candice W. Todd	152,500	88,380	—	240,880
Robert T. Webb(²)	31,250	88,380	—	119,630
(1) This represents the grant date fair value on March 3, 2025 for the annual grant of options to purchase 10,000 shares of Company stock to each independent director then serving. For Mr. Chapin, this represents the grant date fair value on May 8, 2025 for the grant of options to purchase 10,000 shares of Company stock. The exercise price of the options is the closing price of our common stock on the NYSE on the day the options are granted. The options vest immediately upon grant. At year-end, the aggregate number of outstanding option awards held by each independent director was as follows: Mr. Adams, 35,000; Mr. Chapin, 10,000; Ms. Colden 10,000; Mr. Jobe, 10,000; Mr. McCabe, 35,000; and Ms. Todd, 10,000.
(2) Mr. Webb retired from the Board effective February 7, 2025.

EXECUTIVE OFFICERS

Officers serve at the pleasure of the Board for a term of one year. The following table gives information about our executive officers.

D. Eric Mendelsohn
Age: 64
Position: President and CEO

Background
Biographical information about Mr. Mendelsohn is included above under “Director Nominee Biographies.”

Beth J. Blankenship
Age: 56
Position: Senior Vice President, Legal Affairs

Background
Ms. Blankenship was named Senior Vice President, Legal Affairs in September 2024 and was determined to be an executive officer in February 2026. She has over 25 years of legal and healthcare real estate experience, and her career spans roles as an attorney in private practice, in-house counsel, and real estate executive. Most recently, she served nearly 14 years at Lifepoint Health where she held the positions of VP, Associate General Counsel and VP, Real Estate. In these roles, she developed the company’s real estate program, led the company’s real estate department and oversaw the national real estate portfolio, including the acquisition, disposition, and leasing of real estate. Prior to joining Lifepoint Health in 2010, she was a partner at Waller Lansden Dortch & Davis (now Holland & Knight) in Nashville, Tennessee. Her practice focused on office leasing, healthcare real estate, and retail real estate law. Ms. Blankenship serves on the board for Liberty’s Station in Murfreesboro, Tennessee. She began her career as an attorney at the law firm of Balch & Bingham in Huntsville, Alabama. Ms. Blankenship holds a Bachelor of Business Administration from Middle Tennessee State University and a Juris Doctor from Vanderbilt University. She is a member of the Tennessee Bar Association.

Kevin C. Pascoe
Age: 46
Position: Executive Vice President of Investments and Chief Investment Officer

Background
Mr. Pascoe was named Chief Investment Officer in February 2017. He joined NHI in June 2010 as Vice President of Asset Management and served in that position until he was named Executive Vice President of Investments in January 2015 which he held until 2017. Mr. Pascoe oversees NHI’s business development, asset management and relationship management with existing tenants and conducts operational due diligence on NHI’s new investment opportunities. He has over 20 years of healthcare real estate background including his experience with General Electric – Healthcare Financial Services (“GE HFS”) (2006 – 2010) where he most recently served as a vice president. With GE HFS, he moved up through the organization while working on various assignments including relationship management, deal restructuring, and special assets. Mr. Pascoe holds a Master of Business Administration and a Bachelor of Business Administration in Economics from Middle Tennessee State University.

John L. Spaid
Age: 66
Position: Executive Vice President of Finance, Chief Financial Officer and Treasurer

Background
Mr. Spaid was named Chief Financial Officer in November 2019 and Treasurer in February 2023. He joined NHI in March 2016 as Executive Vice President of Finance. He oversees the Company’s banking relationships, financial transactions, accounting functions and SEC reporting. Mr. Spaid has over 40 years of experience in real estate, finance and senior housing. From November 2015 until joining NHI, Mr. Spaid provided consulting services to NHI, which services included acquisition underwriting analyses and Board presentations. Previously, Mr. Spaid was with Emeritus as their senior vice president of financial planning and analysis where he led corporate and operational financial analysis and support teams. His responsibilities included forecasting, investor presentations, annual budgets, debt and lease obligation underwriting, M&A processes, financial modeling, due diligence, board presentations and employee development from 2012 to 2014. Mr. Spaid was a member of the Sarbanes-Oxley compliance committee at Emeritus. Prior to Emeritus, Mr. Spaid was an independent financial consultant, who provided mergers & acquisition, work-out, and private equity consulting services from 2010 to 2011. He also served as the chief financial officer of a regional assisted living and memory care provider in Redmond, Washington from 2008 to 2009. Mr. Spaid has a Bachelor of Business Administration degree with honors from the University of Texas and a Masters of Business Administration with High Distinction from the University of Michigan.

David L. Travis
Age: 51
Position: Senior Vice President and Chief Accounting Officer

Background
Mr. Travis was named Senior Vice President and Chief Accounting Officer in May 2020. Mr. Travis has over 25 years of accounting and financial reporting experience, including over 15 years as a chief accounting officer for publicly traded healthcare REITs. Prior to joining NHI, Mr. Travis was the chief accounting officer with MedEquities Realty Trust from August 2014 through the completion of its merger with Omega Healthcare Investors (NYSE:OHI) in 2019. He was previously senior vice president and chief accounting officer of Healthcare Realty Trust (NYSE:HR) from December 2006 until July 2014. Before joining Healthcare Realty Trust, Mr. Travis was an auditor at Ernst & Young LLP from 1996 to 2006. Mr. Travis earned his Bachelor of Business Administration summa cum laude in accounting from the University of Memphis and is a certified public accountant.

EQUITY OWNERSHIP REQUIREMENTS

The Company has adopted stock ownership guidelines that apply to all non-employee directors and executive officers (the “Covered Persons”), which require that the Covered Persons have direct ownership in shares of the Company’s common stock in order to further align their interests with the interests of the Company’s stockholders. The Company amended its stock ownership guidelines in 2025 to require each Covered Person to own shares in the Company which, as of the date of each annual meeting of the stockholders of the Company, shall have a “Fair Market Value” of not less than four times the annual cash retainer for non-employee directors or three times the annual base salary for the covered executive officers. “Fair Market Value” means the average per share closing price of the Company’s common stock as reported on the NYSE for each trading day in the 365-day period prior to the date of computation. If the stock ownership guidelines are met as of the date of the annual meeting of stockholders by a Covered Person, the compliance will not change as a result of fluctuations in the market price of the Company’s common stock for that fiscal year. Covered Persons have five years to comply with the stock ownership guidelines from the later of the date of adoption of the policy (August 2024) or the date of appointment or promotion. Accordingly, all Covered Persons, other than Mr. Chapin and Mses. Blankenship, Todd and Donohue, have until August 2029 to comply with the new stock ownership guidelines. Mr. Chapin has until March 2030, Ms. Todd has until January 2030, and Mses. Blankenship and Donohue have until February 2031 to comply with the new stock ownership guidelines. In addition, each Covered Person shall have five years from the date of any increase in annual cash retainer or annual base salary to acquire any additional stock needed to meet the applicable guideline as a result of such increase. For purposes of these stock ownership guidelines, shares owned specifically include all shares of restricted stock (whether vested or unvested) but specifically exclude stock options (whether vested or unvested). All Covered Persons other than Mr. Chapin and Mses. Blankenship, Todd and Donohue have met the stock ownership requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines the principles underlying our executive compensation policies and decisions as they relate to the compensation awarded to our named executive officers (our “NEOs”) during the fiscal year ended December 31, 2025:

•D. Eric Mendelsohn - President and CEO
•Kristin S. Gaines - Senior Vice President and Chief Transaction Officer
•Kevin C. Pascoe - Executive Vice President and Chief Investment Officer
•John L. Spaid - Executive Vice President of Finance, Chief Financial Officer
•David L. Travis - Senior Vice President and Chief Accounting Officer

Compensation Objectives and Philosophy

Our executive compensation program is designed to align with a strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term performance, as demonstrated by the following:

•Our annual incentive program is 100% tied to pre-established performance metrics

•Approximately 81% of our CEO’s compensation is variable and at-risk (78% for our other NEOs)

•All equity awards are subject to a one-year post-vesting holding period to strengthen stockholder alignment
•Established a new long-term incentive plan that ties equity compensation to the achievement of performance goals

Additionally, our compensation philosophy reflects our belief that strong and consistent leadership is the key to long-term success in our industry. Accordingly, our compensation program is designed around the following three objectives:

Objective	Description	How We Accomplish
Attract, Recruit and Retain
Our compensation program must be competitive in order to attract, retain and recruit qualified senior officers and other key employees with expertise in the senior housing, healthcare and REIT industries
•Provide a competitive base salary that reflects job responsibilities, expertise and market demands •Review market data and internal pay equity considerations before making compensation decisions
Motivate and Balance Short-term and Long-term Performance	Our incentive-based programs are designed to reward our NEOs for the Company’s performance that leads to achievement of our business objectives in both the short-term and long-term.
•Set rigorous annual incentives aligned with our short-term priorities and consistent with our guidance provided to our stockholders
•Offer a mix of short-term cash-based and long-term equity-based incentives

Alignment with Stockholders	We place a strong emphasis on long-term, equity-based compensation to align interests of our executive officers and our stockholders.
•Equity compensation is and has been a significant component of total pay for our NEOs
•Beginning with 2026 grants, 50% of the awards are contingent on the achievement of rigorous TSR hurdles
•Require vested awards to be held for an additional one year

Say-On-Pay Results

At our 2025 annual meeting of stockholders, our Say‑on‑Pay Proposal received the support of approximately 95.7% of votes cast. While our stockholders affirmed their positive support for our program, we are committed to implementing a best-in-class compensation structure and have made, and will continue to make, appropriate enhancements to align with the competitive market and ensure alignment with strong governance standards (as discussed throughout this CD&A). The Compensation Committee will continue to consider the outcome of stockholder votes and other stockholder feedback in making future compensation decisions for the NEOs.

Compensation Program Enhancements

To ensure alignment with our compensation objectives and philosophy, we have implemented a market‑based compensation program and have implemented the following enhancements to support this approach:

Component	What We Did	When We Implemented
Compensation Process	•Established an annual compensation review process that evaluates pay levels and program design against competitive market practices, with input from an independent compensation consultant	2025
Annual Incentive Awards	•Capped the annual cash bonus payouts •Streamlined financial goals to three key financial metrics with defined threshold, target, and maximum performance levels	2025
Pay Mix	•Increased the proportion of compensation delivered in equity to strengthen alignment with long‑term stockholder value creation	2025
Long-Term Incentives	•Established target LTI values for the NEOs •Eliminated stock options •Added a one-year post-vesting holding to all equity awards •Allocated 50% of LTI value to performance-based RSUs that require outperforming both the MSCI US REIT Index and a healthcare REIT peer group with payout reductions if TSR is negative	2026

Our Compensation Process

Pursuant to its charter, the Compensation Committee is responsible for determining our compensation philosophy and makes all final compensation decisions for our CEO and other NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board and works with management and an independent compensation consultant to determine appropriate compensation for our NEOs. Considering stockholder feedback that the Company should engage a compensation consultant, in 2025, the Compensation Committee retained Ferguson Partners to assist with the design of our compensation program. The Compensation Committee reviewed Ferguson Partners’ independence in accordance with the NYSE listing standards and applicable SEC regulations and concluded that the firm’s work did not raise any conflict of interest

Specific roles of each of the parties involved in setting NEO compensation are summarized in the table below:

Compensation Committee
•Annually evaluates the performance of each of the NEOs and determines compensation levels based on its performance evaluation
•Makes all final determinations with respect to NEO compensation
•Approves our executive compensation plans and policies
•Responsible for administering our equity incentive plan.

Management
•Provides information on the Company’s financial performance
•CEO makes recommendations to the Compensation Committee relating to the compensation of executive officers who directly report to him, but the Compensation Committee has full autonomy in determining executive compensation.

Independent Compensation Consultant
•Provides counsel and guidance to the Compensation Committee concerning our compensation design and program effectiveness and governance standards
•Provides comparative data, competitive positioning of competitive pay, plan design, short-term and long-term incentive pay practices and market trends
•Reports directly to the Compensation Committee

Peer Group
The Compensation Committee annually reviews the composition of our peer group (the “Peer Group”) to ensure that each company’s relevant attributes remain comparable to ours. In 2025, Ferguson Partners helped the Compensation Committee established a Peer Group to assess competitive pay levels that was constructed based on (i) size, (ii) asset/investment type, and (iii) competition for talent, as follows:

•Other healthcare REITs should comprise the majority of the Peer Group, including healthcare REITs up to 2.5 times NHI’s implied equity market capitalization and total capitalization
•Select similarly sized peers from the larger REIT universe which (i) have a net‐lease focus; (ii) are approximately 0.5 times to 2.0 times NHI’s implied equity market capitalization and total capitalization; and (iii) exclude operationally intensive REITs with more than 1,000 properties
•Overall, the Peer Group is designed so that NHI approximates the median in terms of size, with NHI ranking at the approximate 58th in terms of implied equity market capitalization and 50th in terms of total capitalization

The Compensation Committee reviewed the Peer Group that was established in early 2025 and determined to use the same Peer Group, consisting of nine healthcare REITs and six similarly sized net-lease REITs, in evaluating the 2025 program and informing the 2026 compensation decisions.

EXECUTIVE COMPENSATION PEER GROUP

Company Name	Ticker	Implied Equity Market Cap ($M)	Total Cap ($M)
American Healthcare REIT, Inc.	AHR	$8,478.7	$10,217.0
CareTrust REIT, Inc.	CTRE	$8,074.5	$8,991.4
Terreno Realty Corporation	TRNO	$6,070.3	$7,093.2
Healthcare Realty Trust Incorporated	HR	$6,043.2	$10,815.5
Sabra Health Care REIT, Inc.	SBRA	$4,722.7	$7,321.5
EPR	EPR	$3,799.4	$7,142.0
National Health Investors, Inc.	NHI	$3,638.2	$4,764.8
Broadstone Net Lease, Inc	BNL	$3,431.1	$5,781.4
LXP Industrial Trust	LXP	$2,933.1	$4,546.4
LTC Properties, Inc.	LTC	$1,637.0	$2,671.6
NETSTREIT Corp	NTST	$1,481.4	$2,586.3
Sila Realty Trust, Inc.	SILA	$1,284.8	$1,999.9
Easterly Government Properties, Inc.	DEA	$1,080.3	$2,720.9
National Healthcare Properties, Inc. (1)		$913.5	$1,962.5

Chiron Real Estate Inc. (f/k/a Global Medical REIT Inc.)	XRN	$467.3	$1,268.1
Community Healthcare Trust Incorporated	CHCT	$442.6	$976.7
(1)National Healthcare Properties is a public non-listed REIT with publicly filed financial and compensation data.

2025 Compensation Program

The three primary components of our NEO compensation are: base salary, annual incentive awards, and long-term equity awards. For 2025, the Compensation Committee provided market-based increases to the magnitude of pay opportunities for our NEOs to provide more competitive pay levels (which for Messrs. Mendelsohn and Pascoe were meaningfully below the 25th percentile). In addition, the Compensation Committee also approved changes to the annual incentive plan to strengthen the alignment of executive compensation with Company performance and investor returns. The following is a discussion of the primary elements of the 2025 compensation for each of our NEOs.

Base Salary

Base salaries are reviewed by the Compensation Committee on an annual basis. The Compensation Committee seeks to establish base salaries at levels that reflect the responsibilities and duties of our executives and are competitive relative to the market. In determining an individual executive’s actual base salary, the Compensation Committee considers other factors, which may include the executive’s past performance, relative importance, future potential, contributions to our past success, and compensation paid for similar positions within our Peer Group (including other comparable companies, as applicable). In 2025, as a result of the Peer Group analysis, conducted by Ferguson Partners, the Compensation Committee concluded that the salaries for Messrs. Mendelsohn, Spaid, and Pascoe were substantially less than the salaries of persons in similar positions within its Peer Group, including meaningfully below the 25th percentile for the CEO and CIO. Accordingly, market-based increase were provided for the NEOs to bring their salaries to a more competitive level. The following table summarizes base salary approved by the Compensation Committee for 2025:

Named Executive Officer	2025 Base Salary	2024 Base Salary	Year over Year Increase
D. Eric Mendelsohn	$700,000	$ 525,000	33%
Kristin S. Gaines	$225,000	$ 216,300	4%
Kevin C. Pascoe	$400,000	$ 249,532	60%
John L. Spaid	$520,000	$ 420,000	24%
David L. Travis	$330,000	$ 315,000	5%

Annual Incentive Awards

Annual incentive awards are designed to focus management attention on key operational goals for the current fiscal year and are paid in cash. The 2025 Incentive Plan for each of the NEOs was revised to enhance the transparency of the plan and be more consistent with typical market design including to: (i) reduce the number of metrics to three key measures that the Compensation Committee considers to be the most important measures of our short-term success, but contribute to increasing our long-term value, (ii) use defined hurdles with corresponding payouts for each metric, including an overall cap equal to 150% of each NEO’s target, and (iii) adjust the target amounts for select NEOs to be more competitive, including that of our CEO whose compensation was below the 25th percentile of the Peer Group. In order to align executive compensation with Company performance and investor returns, the 2025 Incentive Plan for each of the NEOs provided incentive compensation based on the following categories:

•Normalized FAD per share (60% weighting). Normalized FAD per share is important measure of the Company’s overall operating performance. The Compensation Committee approved the following 2025 performance targets and award levels. In the event the result achieved was between target levels in the chart, the award paid is adjusted accordingly through straight-line interpolation.

Normalized FAD Per Share	Award (% of Target)
<=$ 4.63	0%
$ 4.68	33%

$ 4.73	67%
$ 4.81	100%
$ 4.86	150%
>$ 4.86 per $ 0.01 change	(1)
(1) For performance above $4.86 per share, per each $0.01 change, payout increases by $66,000 for Mr. Mendelsohn, $30,000 for Messrs. Pascoe and Spaid, $22,500 for Ms. Gaines and $16,500 for Mr. Travis.

Actual 2025 Normalized FAD Results: $4.93 per diluted common share

•Normalized FAD payout ratio (20% weighting). Normalized FAD payout ratio is an important measure of the Company’s ability to fund payment of dividends and distributions to our stockholders. For purposes of this calculation, the Compensation Committee approved the payout ratio as dividends of $3.60 for the year, which represents the annualized quarterly dividend rate in place as of January 1, 2025 divided by Normalized FAD as reported. The Compensation Committee approved the following 2025 performance targets and award levels. In the event the result achieved was between target levels in the chart, the award paid is adjusted accordingly through straight-line interpolation.

Normalized FAD Payout Ratio	Award (% of Target)
>=90%	0%
85%	50%
80%	100%
<80% per each 1.0% change	(1)
(1) For performance below 80%, per each 1.0% change, payout increases by $22,000 for Mr. Mendelsohn, $10,000 for Messrs. Pascoe and Spaid, $7,500 for Ms. Gaines and $5,000 for Mr. Travis.

Actual 2025 Normalized FAD Payout Ratio Results: 73.6%

•Leverage Ratio (20% weighting). Leverage measures the quality of our balance sheet and is critical to ensure that we can access the capital markets at favorable rates and fund accretive investments consistent with our business plan. The Compensation Committee approved the following 2025 performance targets and award levels. In the event the result achieved was between target levels in the chart, the award paid is adjusted accordingly through straight-line interpolation.

Leverage Ratio	Award (% of Target)
>5.0x	0%
5.0x	50%
4.5x	100%
<4.5x per 0.1x change	(1)
(1) For performance below 4.5x, per each 0.1x change, payout increases by $22,000 for Mr. Mendelsohn, $10,000 for Messrs. Pascoe and Spaid, $7,500 for Ms. Gaines and $5,000 for Mr. Travis.

Actual 2025 Leverage Ratio Results: 3.8x

The individual 2025 Incentive Plans contained target and maximum payout amounts as noted in the table below:

Named Executive Officer	Target Payout Amount	Maximum Payout Amount
D. Eric Mendelsohn	$1,100,000	$1,650,000
Kristin S. Gaines	$375,000	$562,500
Kevin C. Pascoe	$500,000	$750,000
John L. Spaid	$500,000	$750,000
David L. Travis	$275,000	$412,500

In February 2026, the Compensation Committee reviewed performance compared to the three performance goals and approved the 2025 Incentive Plan as follows:

Named Executive Officer	Payout (% of Target)	Actual Payout
D. Eric Mendelsohn	150%	$1,650,000
Kristin S. Gaines	150%	$562,500
Kevin C. Pascoe	150%	$750,000
John L. Spaid	150%	$750,000
David L. Travis	150%	$412,500

Long-Term Equity Awards

Long-term equity awards are granted to align the executives’ financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value through both price increases and dividends. Long-term equity awards typically vest over two to five years and are subject to forfeiture if the executive leaves the Company prior to vesting. Long-term equity awards are made under our Amended and Restated 2019 Stock Incentive Plan, as amended (the “2019 Plan”).

Stock Option Awards

The Company has historically relied solely on stock options for equity awards to all employees, including the NEOs. Such grants provide our executive officers the opportunity to purchase shares of NHI common stock at some future date at the fair market value of the stock on the date of the stock option grant. Stock option grants are designed to provide long-term (up to ten years) incentives linked directly to the price of our common stock and only add value to the recipient only when stockholders benefit from stock price appreciation. Stock option awards vest one-third on the date of grant and one-third on each of the first and second annual anniversaries of the date of grant. As discussed further under “2026 Compensation Program,” beginning in 2026, the Compensation Committee determined to no longer include stock options as part of executive officer compensation.

Restricted Stock Awards

Beginning in 2023, the Company began making grants of restricted stock to the NEOs. The restricted stock vests over five years, with 20% vesting on each of the first five annual anniversaries of the date of grant. Restricted stock grants encourage recipients to maintain equity ownership in the Company, which helps align their interest with those of our stockholders. The restricted stock grants also encourage recipients to remain with the Company until the restriction periods lapse. Awards of restricted stock are also subject to a one-year post vesting holding period.

2026 Compensation Program

In recommending the compensation program for 2026, Ferguson Partners prepared an executive compensation analysis that reviewed market data including: (i) base salary; (ii) annual cash bonus; (iii) long‐term incentives; (iv) total annual compensation; and (v) mix between compensation elements. As part of the continued efforts to enhance the competitiveness of our compensation program and further align total target compensation with market levels, the Compensation Committee in collaboration with Ferguson Partners evaluated the overall compensation program and the competitiveness of each component and the program as a whole.

Following this comprehensive review, our CEO’s total target compensation was determined to be below the 25th percentile of the peer group. Accordingly, the Compensation Committee increased his compensation opportunity to better position his total target compensation closer to the market median, with the majority of the increase delivered through long-term incentive awards, including performance-vesting equity awards for 2026.

The Compensation Committee also approved adjustments for the other NEOs to ensure their total compensation opportunities remained competitive and aligned with the market.

2026 Base Salary

The Compensation Committee reviewed base salaries for 2026 and considered, among other things, the market analysis performed by Ferguson Partners. In approving these salaries, the Compensation Committee considered each NEO’s contributions to the Company’s strategic plan, the relative pay of each NEO compared to similar roles at competitors and peer companies, and the competition for top talent in the Company’s industry. The following table summarizes base salary approved by the Compensation Committee for 2026:

Named Executive Officer	2026 Base Salary	2025 Base Salary	Year over Year Increase
D. Eric Mendelsohn	$750,000	$700,000	7%
Kevin C. Pascoe	$415,000	$400,000	4%
John L. Spaid	$540,000	$520,000	4%
David L. Travis	$350,000	$330,000	6%
(1) As of February 2026, the Board determined that Ms. Gaines no longer meets the definition of an executive officer. As a result, the Compensation Committee did not make any determinations as to Ms. Gaines’s 2026 compensation.

Annual Incentive Awards

The Compensation Committee reviewed annual incentive awards for 2026 and considered, among other things, a market analysis performed by Ferguson Partners. The 2026 Incentive Plan will continue to be based on the three key financial performance metrics used in 2025, using defined hurdles with corresponding payouts for each metric. For 2026, the Compensation Committee increased the overall cap on the payout amount under the 2026 Incentive Plan to 175% of each NEO’s target. The Compensation Committee has the discretion to adjust the total payout amount by up to 30% subject to the cap.

Metric	Weighting
Normalized FAD Per Share	60%
Normalized FAD Payout Ratio	20%
Leverage Ratio	20%

The following reflects target and maximum payout amounts under the 2026 Incentive Plan:

Named Executive Officer	Target Payout Amount	Maximum Payout Amount
D. Eric Mendelsohn	$1,150,000	$2,012,500
Kevin C. Pascoe	$500,000	$875,000
John L. Spaid	$500,000	$875,000
David L. Travis	$350,000	$612,500

2026 Long-Term Incentive

As part of the Company’s ongoing efforts to adopt a more market-aligned compensation program, the Compensation Committee worked with Ferguson Partners to enhance the structure of the Company’s long-term equity awards to further strengthen pay-for-performance alignment. In consideration of Ferguson Partners’ advice and market practice, the Compensation Committee determined to no longer grant stock option awards in favor of equity awards intended to better align executive incentives with long-term stockholder value creation, including dividend income.

To support this approach, the Compensation Committee also established a new 2026 Long-Term Incentive Plan (“2026 LTIP”). Under this framework, each NEO will be granted an annual long‑term incentive award based on a predetermined target value. This target value will be allocated equally between time‑based restricted stock and performance‑based restricted stock units (“PSUs”), as further described below:

Vehicle	Weighting	Key Features
Time-Based Restricted Stock	50%	•Vest ratably over three years, which is consistent with prevailing market practice •Subject to a one-year post vest holding period to strengthen alignment with shareholders
Performance-Based Restricted Stock Units	50%
•May be earned between 0% and 200% of target
•Earned solely based on relative TSR performance versus our healthcare REIT peers (FTSE Nareit Equity Health Care Index) and broader REIT market (MSCI US REIT Index)
•Targets above median performance to achieve a target payout
•Earned units are subject to an additional one-year post-vest holding period

The approved performance targets and award levels are as follows:

50% TSR vs. MSCI US REIT Index	Award (% of Target)	50% TSR vs. FTSE Nareit Equity Health Care Index	Award (% of Target)
<30%	0%	<30%	0%
30%	50%	30%	50%
55%	100%	55%	100%
80%	200%	80%	200%

In the event the result achieved is between target levels in the chart, the award is adjusted accordingly through straight-line interpolation. If the Company achieves a relative TSR of at least 55% for the performance period but its absolute TSR is negative for the performance period, the payout of the award will be reduced by 25% (but in no event will it be reduced below target). Any earned PSUs are subject to a one-year holding period after the end of the performance period.

In February 2026, the Compensation Committee, in consultation with Ferguson Partners and Mr. Mendelsohn, with respect to the executives that report to him, approved restricted stock awards and PSUs with the target values set forth below, with the number of units determined by dividing the target value by the closing share price on the date of grant, March 3 2026:

Named Executive Officer	2026 Restricted Stock Award	2026 Target PSU Award	2026 LTIP Total Target Payout Amount
D. Eric Mendelsohn	$ 1,250,000	$ 1,250,000	$ 2,500,000
John L. Spaid	$440,000	$440,000	$880,000
Kevin C. Pascoe	$410,000	$410,000	$820,000
David L. Travis	$ 300,000	$ 300,000	$ 600,000
.

Other Benefits

Our NEOs are generally eligible to take part in the same benefit programs that we make available to all employees. These benefits included fully paid medical premiums, dental, and vision coverage, short‑term disability, long‑term disability, and life insurance, and participation in our 401(k) plan. The Company does not currently provide perquisites to our NEOs.

Clawback Policy

We maintain an Incentive Compensation Recovery Policy (the “Clawback Policy”) in compliance with the final rules adopted by the SEC and NYSE. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (an “Accounting Restatement”), the Company will promptly recoup any erroneously awarded compensation received by each current or former executive officer covered by the Clawback Policy during an applicable three-year recovery period. “Erroneously awarded compensation” for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is in general limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures. The Compensation Committee will determine, in its sole discretion, the timing and method for recouping such erroneously awarded compensation. In general, the Company may utilize a broad range of recoupment methods under the Clawback Policy, but recovery under the Clawback Policy may be foregone under limited, specific circumstances as described in the Clawback Policy (where recovery would be impracticable because the third-party direct expense of recovery exceeds the amount to be recovered, recovery would violate certain identified laws, or recovery would cause an otherwise tax-qualified, broad-based plan to fail to continue to so qualify). The Company may not indemnify any such executive officer against the loss of such erroneously awarded compensation. Current executive officers covered by the Clawback Policy have acknowledged being subject to the Clawback Policy. To date, the Company has not been required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to its Clawback Policy. Our Clawback Policy has been filed as an exhibit to our 2025 Form 10-K.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

It is the Compensation Committee’s practice to approve ordinary course annual equity grants at its regularly scheduled meeting held in February of each year. At this meeting, the Compensation Committee approves the portion of each NEO’s annual equity award that will be granted as stock options. Following approval by the Compensation Committee, all annual equity grants for the fiscal year are made on the third business day following the Company’s annual earnings release.

The Compensation Committee does not take MNPI into account when determining the timing and terms of equity awards. The Company has not timed the disclosure of MNPI for the purpose of affecting the value of executive compensation.

Tax and Accounting Considerations

The 2017 Tax Cuts and Jobs Act (the “Tax Act”) includes provisions that expand the tax deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) for compensation paid to “Covered Employees”, including the NEOs. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that exceeds $1 million in any taxable year. The Tax Act expanded the definition of Covered Employees to include the Chief Financial Officer. Additionally, once an employee becomes a Covered Employee, they remain a Covered Employee regardless of future compensation levels. The Tax Act also removed the exception for “performance-based” compensation plans entered into or significantly modified after November 2, 2017. The Compensation Committee will periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. However, the Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2025 Form 10-K.

This report is hereby submitted by the Compensation Committee of NHI.

James R. Jobe, Chair
Tracy M.J. Colden
Robert A. McCabe, Jr.
Charlotte A. Swafford

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these acts.

2025 COMPENSATION TABLES

2025 Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for their services in all capacities to the Company for the 2025, 2024 and 2023 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp. ($)(3)	All Other Comp. ($)(4)	Total ($)
D. Eric Mendelsohn CEO and President	2025	700,000	—	586,720	705,575	1,650,000	10,500	3,652,795
	2024	525,000	—	173,280	315,220	1,222,746	10,350	2,246,596
	2023	500,000	—	246,500	453,123	875,044	9,900	2,084,567
Kristin S. Gaines Chief Transaction Officer	2025	225,000	—	293,360	235,192	562,500	10,500	1,326,552
	2024	216,300	—	173,280	197,013	375,000	10,350	971,943
	2023	206,000	83,667	197,200	283,204	271,333	9,900	1,051,304
Kevin C. Pascoe Chief Investment Officer	2025	400,000	—	403,370	423,345	750,000	10,500	1,987,215
	2024	249,532	—	173,280	200,953	500,000	10,350	1,134,115
	2023	242,265	—	197,200	288,865	450,000	9,900	1,188,230
John L. Spaid Chief Financial Officer	2025	520,000	—	476,710	423,345	750,000	10,500	2,180,555
	2024	420,000	—	173,280	200,953	450,000	10,350	1,254,583
	2023	400,000	54,272	197,200	288,865	345,728	9,900	1,295,965
David L. Travis Chief Accounting Officer	2025	330,000	—	403,370	282,230	412,500	10,500	1,438,600
	2024	315,000	—	173,280	197,013	275,000	10,350	970,643
	2023	300,000	23,829	197,200	283,203	201,171	9,900	1,015,303

(1) The dollar value of the restricted stock grants is based on the grant date fair value. The grant date fair value is determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to the grant date fair value, refer to the notes of NHI’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2025, 2024 and 2023, as filed with the SEC. The grant date fair value does not represent cash received by the executive.
(2) The dollar value of the stock option grants is based on the grant date fair value. The grant date fair value is determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to the grant date fair value, refer to the notes to NHI’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2025, 2024 and 2023, as filed with the SEC. The grant date fair value does not represent cash received by the executive.
(3) Represents the amount earned under the Incentive Plans described above and in each case was paid in February of the year following the reporting year.
(4) Represents employer contributions to NHI’s 401(k) Plan.

Grants of Plan-Based Awards in 2025

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)(1)	Maximum ($) (1)
D. Eric Mendelsohn	2/27/2025	3/3/2025	—	1,100,000	$1,650,000	—	75,000	73.34	$705,575
D. Eric Mendelsohn	2/27/2025	3/3/2025	—	—	—	8,000	—	—	$586,720
Kristin S. Gaines	2/27/2025	3/3/2025	—	375,000	562,500	—	25,000	73.34	$235,192
Kristin S. Gaines	2/27/2025	3/3/2025	—	—	—	4,000	—	—	$293,360
Kevin C. Pascoe	2/27/2025	3/3/2025	—	500,000	750,000	—	45,000	73.34	$423,345
Kevin C. Pascoe	2/27/2025	3/3/2025	—	—	—	5,500	—	—	$403,370
John L. Spaid	2/27/2025	3/3/2025	—	500,000	750,000	—	45,000	73.34	$423,345
John L. Spaid	2/27/2025	3/3/2025	—	—	—	6,500	—	—	$476,710
David L. Travis	2/27/2025	3/3/2025	—	275,000	412,500	—	30,000	73.34	$282,230
David L. Travis	2/27/2025	3/3/2025	—	—	—	5,500	—	—	$403,370
(1) Amounts represent 2025 Incentive Plan bonus target and maximum payouts for 2025. The amounts shown in these columns represent the range of possible payouts based on the achievement of applicable performance goals. The actual 2025 Incentive Plan amounts paid for 2025 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2) Represents shares of restricted stock granted, which stock vests 20% on each of the first five annual anniversaries of the date of grant. Restricted stock is entitled to vote and eligible to receive dividends; however restricted stock may not be sold until the restrictions lapse and will be forfeited if the recipient leaves the Company prior to the vesting date.
(3) The grant date fair value is determined in accordance with ASC Topic 718 and does not represent cash received by the NEOs in 2025.

2025 Option Exercises and Stock Vested at Fiscal Year-End

The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock awards held by each of our NEOs during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Options Exercised (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
D. Eric Mendelsohn	—	—	1,600	117,416
Kristin S. Gaines	—	—	1,400	102,208
Kevin C. Pascoe	—	—	1,400	102,208
John L. Spaid	—	—	1,400	102,208
David L. Travis	23,000	249,780	1,400	102,208

(1)The value realized is the difference between the exercise price and the closing market price of our common stock on the date of exercise multiplied by the number of options exercised.
(2)The value realized is the number of shares that vested multiplied by the closing market price of our common stock as reported by the NYSE on the vesting date for the restricted common stock.

2025 Outstanding Equity Awards at Fiscal Year-End

	Options Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
D. Eric Mendelsohn	125,000	—	69.20	2/25/2026	13,400	1,023,358
	13,334	—	54.73	2/24/2028	—	—
	13,333	13,334	57.76	2/23/2029	—	—
	25,000	50,000	73.34	3/3/2030	—	—
Kristin S. Gaines	55,000	—	53.41	2/25/2027	8,800	672,056
	25,000	—	54.73	2/24/2028	—	—
	16,666	8,334	57.76	2/23/2029	—	—
	8,333	16,667	73.34	3/3/2030	—	—
Kevin C. Pascoe	8,500	—	54.73	2/24/2028	10,300	786,611
	8,500	8,500	57.76	2/23/2029	—	—
	15,000	30,000	73.34	3/3/2030	—	—
John Spaid	8,500	—	54.73	2/24/2028	11,300	862,981
	8,500	8,500	57.76	2/23/2029	—	—
	15,000	30,000	73.34	3/3/2030	—	—
David L. Travis	12,200	—	53.41	2/25/2027	10,300	786,611
	25,000	—	54.73	2/24/2028	—	—
	16,666	8,334	57.76	2/23/2029	—	—
	10,000	20,000	73.34	3/3/2030	—	—
(1) All options granted to the NEOs vest one-third on the date of grant and one-third on each of the first and second annual anniversary of the date of grant.
(2) All restricted stock granted to the NEOs vest 20% on each of the first five annual anniversaries of the date of grant.
(3) Market value calculated using the closing market price of the Company’s common stock on December 31, 2025 of $76.37.

Potential Payments upon Termination or Change-in-Control

Employment Agreement with CEO

Effective February 15, 2019, the Company and Mr. Mendelsohn entered into an amended and restated employment agreement (the “Amended Agreement”). The Amended Agreement had an initial term until December 31, 2020 and automatically renews each year unless 90 days’ notice of intention not to renew is given by either party. The Amended Agreement provided an initial base salary of $350,000, which is reviewed annually and is subject to adjustment according to the Company’s policies and practices, and provides a discretionary bonus, as well as an incentive plan which was initially driven by the Company’s adjusted funds from operations and recurring dividend growth. The incentive has been revised as described under “2025 Compensation Program — Annual Incentive Awards” and “2026 Compensation Program — Annual Incentive Programs” above. The Amended Agreement also provides that Mr. Mendelsohn is subject to a 24-month non-compete and non-solicitation period following termination of his employment. The Amended Agreement further provides that if his employment is terminated due to a Without Cause Termination or Constructive Discharge (each as defined in the Amended Agreement), the Company will pay Mr. Mendelsohn a monthly fee equal to his then current annual base salary divided by 12 for up to 24 months provided Mr. Mendelsohn has not accepted new employment. If Mr. Mendelsohn had been terminated pursuant to a Without Cause Termination or a Constructive Discharge on December 31, 2025, Mr. Mendelsohn would have been entitled to severance payments equal to $58,333 a month up to a maximum of $1,400,000, provided that Mr. Mendelsohn did not become employed during that 24-month period. There is no separate provision in Mr. Mendelsohn’s employment agreement regarding a change in control, only the above described Without Cause Termination and Constructive Discharge. If Mr. Mendelsohn’s employment terminates due to his death or disability (as defined in the Amended Agreement), the Company will pay Mr. Mendelsohn a lump sum amount of any earned but unpaid base salary prorated for the year of such termination.

None of the other executive officers have employment agreements.

Change in Control Severance Agreements

On December 15, 2025, we entered into an Amended and Restated Change in Control Severance Agreement (a “CIC Severance Agreement”) with each of the NEOs. Each CIC Severance Agreement provides that, subject to the executive’s executing and not revoking a general release of claims and in lieu of any severance under any other agreement or arrangement, in the event the executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” within two years following a “Change in Control” or is terminated without “Cause” within 30 days prior to a “Change in Control” (each term, as defined in the CIC Severance Agreement), the executive will be entitled to receive the following: (1) a lump sum cash payment equal to a multiple (3.0 times for Mr. Mendelsohn, 2.0 times for Mr. Pascoe and Mr. Spaid and 1.5 times for Ms. Gaines and Mr. Travis) of the average of the executive’s annual base salary and bonus for the most recent two consecutive calendar years (or, if employed by the Company for less than two calendar years, for such number of full calendar years); (2) a lump sum cash payment equal to the greater of the executive’s target annual bonus and annual bonus that would have been earned based on performance through the termination, pro-rated for actual days of service during the performance period; (3) continued COBRA coverage for the executive and the executive’s spouse and dependents (as applicable) for 18 months; and (4) accelerated vesting of all equity or equity-based incentive awards subject solely to time-based vesting.

The CIC Severance Agreements include (i) in the case of Messrs. Mendelsohn, Pascoe and Spaid, non-competition restrictions during the executive’s employment and, if severance benefits are payable pursuant to the CIC Severance Agreement, for 12 months thereafter, (ii) non-solicitation of customer and employee restrictions during the executive’s employment and, if severance benefits are payable pursuant to the CIC Severance Agreement, for 12 months thereafter, and (iii) confidentiality restrictions during the executive’s employment and thereafter. In addition, if any payment or benefit pursuant to the CIC Severance Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be reduced to the largest amount that would not result in such excise tax, if and only if such reduction would result in the executive’s receipt of greater net after-tax proceeds.

Payments upon Termination

We do not have a formal severance policy for payments upon termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our 2019 Plan, 401(k) Plan, or as required by law. Except as otherwise provided in CIC Severance Agreements and the Amended Agreement, the 2019 Plan provides for the following treatment of equity awards upon a termination of employment:

•Upon an individual’s termination for any reason, any unvested restricted stock will automatically be deemed to have been reacquired by the Company at its original purchase price (if any) and any unvested restricted stock units will automatically be forfeited.
•Upon an individual’s termination for any reason (other than disability, death or for cause termination), (i) the unvested portion of any option will be forfeited without consideration as of the last date of employment and (ii) any outstanding vested options must be exercised within 90 days of the last date of employment (but before the termination date of the option), and only to the extent that the individual could have otherwise exercised such option as of such date, or will be forfeited.
•Upon an individual’s termination due to death or disability, the unexercised portion of any option must be exercised within 180 days of the date of death, or for disability, the last date of employment (but in each case before the termination date of the option), and only to the extent that the individual could have otherwise exercised such option as of such date, or will be forfeited.
•Upon an individual’s termination for “cause,” all unexercised options, whether vested or unvested, are forfeited.

The 2019 Plan further provides that a dissolution or liquidation of the Company or a merger, consolidation or acquisition in which the Company is not the surviving corporation shall cause the vesting date of each outstanding option to accelerate.

The following table sets forth information concerning the payments that would be received by each NEO upon various termination of employment scenarios, assuming the termination occurred on December 31, 2025. The table below only shows additional amounts that the NEOs would be entitled to receive upon termination and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on

December 31, 2025, the last trading day of the Company’s fiscal year. The closing price of the Company’s common stock was $76.37 on that date.

Equity Incentive Plan Awards
Named Executive Officer	Cash Severance ($)	Acceleration of Options ($)	Acceleration of Restricted Stock ($)	Health and Welfare Benefits ($)	Total ($)
D. Eric Mendelsohn
Voluntary termination	—	—	—	—	—
Termination without cause or for good reason	—	—	—	—	—
For cause	—	—	—	—	—
Death or disability	—	—	—	—	—
Change in control of the company(1)	6,146,619	399,645.74	1,023,358	55,871	7,625,494
Kristin S. Gaines
Voluntary termination	—	—	—	—	—
Termination without cause or for good reason	—	—	—	—	—
For cause	—	—	—	—	—
Death or disability	—	—	—	—	—
Change in control of the company(1)	1,034,100	50,501	305,480	36,267	1,426,348
Kevin C. Pascoe
Voluntary termination	—	—	—	—	—
Termination without cause or for good reason	—	—	—	—	—
For cause	—	—	—	—	—
Death or disability	—	—	—	—	—
Change in control of the company(1)	1,899,532	249,085	786,611	36,267	2,971,495
John L. Spaid
Voluntary termination	—	—	—	—	—
Termination without cause or for good reason	—	—	—	—	—
For cause	—	—	—	—	—
Death or disability	—	—	—	—	—
Change in control of the company(1)	2,140,000	249,085	862,981	39,208	3,291,274
David L. Travis
Voluntary termination	—	—	—	—	—
Termination without cause or for good reason	—	—	—	—	—
For cause	—	—	—	—	—
Death or disability	—	—	—	—	—
Change in control of the company(1)	999,375	215,696	786,611	19,604	2,021,286
(1) A change in control payment is a double trigger event and only gets paid if the executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” within two years following a “Change in Control” or is terminated without “Cause” within 30 days prior to a “Change in Control”.

Pay Ratio Disclosure

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires a reporting company to disclose the ratio of the annual compensation of the company's median employee to the annual compensation of its principal executive officer.

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. For 2025, the total compensation of our CEO as reported in the Summary Compensation Table was $3,652,795 and for the median employee was $206,619. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2025 was approximately 18 to 1.

Our CEO to median pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the 2025 total compensation for our 32 individual employees, excluding our CEO, who were employed by us on December 1, 2025, the first day of the last month of our fiscal year. We did not make any assumptions, adjustments or estimates with respect to total compensation. We believe the total compensation for all employees is a consistently applied compensation measure.

After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO[1] ($)	Compensation Actually Paid to PEO[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Normalized Funds Available for Distribution ($ Millions)[5]
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	3,652,795	3,803,963	1,733,227	1,853,594	148.30	137.53	141	232
2024	2,246,596	2,672,083	1,082,821	1,370,141	128.02	133.59	137	204
2023	2,084,567	1,981,719	1,137,701	1,073,457	97.76	122.84	134	188
2022	2,664,983	1,839,729	1,134,515	799,629	85.46	108.00	66	201
2021	2,567,353	2,103,364	1,112,834	937,282	88.38	143.06	112	209
(1) D. Eric Mendelsohn was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are Kristin S. Gaines, Kevin C. Pascoe, John L. Spaid, and David L. Travis.
(2) The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3) Compensation Actually Paid for reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column reflect the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

(4) The Peer Group TSR set forth in this table utilizes the MSCI US REIT Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2025 Form 10-K. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the MSCI US REIT Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5) We determined Normalized FAD to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. See Appendix A for a description of Normalized FAD and how it is calculated.

Year	Summary Compensation Table Total for PEO	Exclusion of Stock and Option Awards for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO
	($)	($)	($)	($)
2025	3,652,795	(1,292,295)	1,443,463	3,803,963

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
	($)	($)	($)	($)
2025	1,733,227	(735,227)	855,594	1,853,594

The amounts in the Inclusion of Equity Values columns in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO
	($)	($)	($)	($)	($)	($)	($)
2025	1,079,708	125,230	220,950	17,575	—	—	1,443,463

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
	($)	($)	($)	($)	($)	($)	($)
2025	642,542	93,952	106,792	12,308	—	—	855,594

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid, TSR and Cumulative TSR Comparison

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs and the Company’s cumulative TSR over the five most recently completed fiscal years. The chart also compares the Company’s cumulative TSR to that of the MSCI US REIT Index over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Funds Available for Distribution

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Funds Available for Distribution during the five most recently completed fiscal years.

List of Most Important Financial Performance Measures

Below are the financial performance measures that the Company considers to have been the most important to link to compensation actually paid to our PEO and Non-PEO NEOs for 2025. These measures are not ranked.

•Normalized FAD per share
•Normalized FAD payout ratio
•Leverage ratio

EQUITY COMPENSATION PLAN INFORMATION

The Company currently has one stock incentive plan, the 2019 Plan, which permits the issuance of equity-based awards, including options (including stock options that qualify as incentive stock options for U.S. federal income tax purposes), stock appreciation rights, restricted stock and restricted stock units.

At March 27, 2026, there were 2,957,004 shares available for grant and 808,683 shares of common stock subject to outstanding awards (options, PSUs) under the 2019 Plan.

The following table provides aggregate information as of December 31, 2025, with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column(a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,124,499	66.39	3,385,671
Equity compensation plans not approved by security holders	N/A	N/A	N/A

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2025, the Company’s Compensation Committee consisted of Mr. Jobe, Ms. Colden, Mr. McCabe and Ms. Swafford. None of the members of the Compensation Committee have ever been officers or employees of the Company, although Ms. Swafford was an employee of NHC when NHC served as the Company’s Investment Advisor from 1991 through October 2004. No interlocking relationship exists between the members of the Company’s Board or Compensation Committee and the Board or Compensation Committee of any other company. Mr. McCabe is the chairman of Pinnacle Financial Partners and the Company has a banking relationship with Pinnacle as described under “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Regarding Related Party Transactions

The Company has a policy, which is in writing and is part of the Audit Committee Charter published on our website, that any related party transaction must be reviewed and approved by the Audit Committee of the Board. The Audit Committee applies this policy to any transaction, arrangement or relationship in which NHI or any of its subsidiaries or affiliates is a participant and the amount involved exceeds $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest. Any transactions between NHI and its officers, directors and affiliates will be on terms as favorable to NHI as can be obtained from unaffiliated third parties.

National HealthCare Corporation

As of December 31, 2025, we leased three independent living facilities and 32 skilled nursing facilities to NHC under a triple-net master lease that expires on December 31, 2026. There are two five-year renewal options at a fair rental value as negotiated between the parties. In addition to the base rent, NHC will continue to pay any additional rent and percentage rent as required by the master lease. Under the terms of the lease, the base annual rent escalates by 4% of the increase, if any, in each facility’s annual revenue over a base year. We refer to this additional rent component as “percentage rent.”

Of our total revenues, $40.3 million (11%), $40.0 million (12%), and $37.3 million (12%) in 2025, 2024 and 2023, respectively, were derived from NHC.

One of our directors, Robert G. Adams, is the chair of NHC’s board of directors. As of December 31, 2025, NHC owned 1,630,642 shares of our common stock. Mr. Adams is not standing for reelection at the Annual Meeting.

On September 8, 2025, we provided formal written notice to NHC that it is in default of the triple-net master lease as a result of NHC’s failure to remedy its non-compliance with certain non-monetary provisions of the triple-net master lease previously identified by us. NHC had 30 days to cure such default and its failure to do so entitles us to declare an event of default and to pursue any and all remedies available to us under the triple-net master lease. We are currently evaluating potential courses of action.

On October 7, 2025, NHC informed us that it was exercising its option to renew the master lease for one five-year term commencing January 1, 2027. We are currently reviewing the effectiveness and legality of NHC’s notice.

Pinnacle Financial Partners

Pinnacle is the holding company for Pinnacle National Bank, the largest bank in the Nashville market area. NHI’s local banking transactions are conducted primarily through Pinnacle National Bank. Mr. McCabe, the Chair of our Board, is Chief Banking Officer and Vice Chair of the board of directors of Pinnacle and, based upon the advice of our legal counsel, our banking relationship with Pinnacle National Bank is not prohibited by law or regulation.

    In addition, Pinnacle National Bank participates in our senior unsecured credit facility. The credit facility is provided by Wells Fargo, as Administrative Agent, the Swingline Lender and the Issuing Bank, with Pinnacle National Bank as a participating bank. Pursuant to the credit agreement related to this credit facility, Pinnacle National Bank committed to fund a maximum of $60.0 million of the credit facility. Our Board has reviewed these relationships between the Company and Pinnacle National Bank and determined that Mr. McCabe remains an independent director in compliance with the NYSE rules.

BENEFICIAL OWNERSHIP

EQUITY OWNERSHIP OF 5% BENEFICIAL OWNERS

    The following information is based upon filings made by the persons or entities identified below with the SEC. Except as set forth below, on the Record Date, no person was known to us to own beneficially more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(3)
BlackRock Inc. 50 Hudson Yards New York, NY 10001	4,351,327	(2)	8.98%
(1) In a Schedule 13G filing on March 27, 2026, The Vanguard Group reported that due to an internal realignment, it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis). In a Schedule 13G/A previously filed with the SEC on February 13, 2024, The Vanguard Group reported beneficial ownership of 6,146,334 shares of common stock and reported shared voting power with respect to 67,905 shares, sole dispositive power with respect to 6,032,115 shares and shared dispositive power with respect to 114,229 shares.
(2) Based solely on the information in Amendment No. 1 to Schedule 13G filed with the SEC on January 8, 2024 by BlackRock, Inc., which has sole voting power with respect to 4,201,002 shares and sole dispositive power with respect to 4,351,327 shares.
(3) The percentages shown are based on 48,459,369 shares of common stock outstanding as of the Record Date.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows the beneficial ownership, reported to us as of the Record Date, of our common stock by each director, each director nominee and each NEO listed in the table below, and of the directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Robert G. Adams	566,551	(2)	1.17%
Robert W. Chapin, Jr.	11,268	(3)	*
Tracy M. J. Colden	12,858	(4)	*
Lilly H. Donohue	1,268	(5)	*
James R. Jobe	35,265	(6)	*
Robert A. McCabe, Jr.	43,269	(7)	*
Charlotte A. Swafford	127,358	(8)	*
Candice W. Todd	2,563	(9)	*
D. Eric Mendelsohn	157,210	(10)	*
Kristin S. Gaines	147,095	(11)	*
Kevin C. Pascoe	88,082	(12)	*
John L. Spaid	56,601	(13)	*
David L. Travis	60,847	(14)	*
All Directors and Executive Officers as a group - 13 persons	1,310,235	(15)	2.70%
* Less than 1%
(1) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. The percentages shown are based on 48,459,369 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of the Record Date.
(2) Includes 184,455 shares of common stock owned by two trusts for which Mr. R. Adams is the trustee and 342,096 shares owned by two limited partnerships controlled by Mr. R. Adams. Also includes 40,000 shares owned by a private foundation.
(3) Includes options to purchase 10,000 shares of common stock and 1,268 shares of restricted stock.
(4) Includes 1,268 shares of restricted stock.
(5) Includes 1,268 shares of restricted stock.
(6) Includes 33,497 shares of common stock owned jointly with Mr. Jobe’s spouse and 500 shares held in an individual retirement account and 1,268 shares of restricted stock. Mr. Jobe has shared voting and dispositive powers with respect to 33,4979 of the listed shares.
(7) Includes 1,268 shares of restricted stock.
(8) Includes 127,358 shares of common stock, which includes shared voting and dispositive powers, owned by a trust for which Ms. Swafford is a co-trustee.
(9) Includes 1,268 shares of restricted stock.
(10) Includes options to purchase 25,000 shares of common stock and 25,609 shares of restricted stock.
(11) Includes options to purchase 73,332 shares of common stock and 8,552 shares of restricted stock. Of these shares, 33,921 are pledged by Ms. Gaines as security for a loan.
(12) Includes options to purchase 15,000 shares of common stock and 13,326 shares of restricted stock.
(13) Includes 14,472 shares of restricted stock
(14) Includes options to purchase 20,000 shares of common stock and 12,058 shares of restricted stock.
(15) Includes options to purchase 143,332 shares of common stock and 81,625 shares of restricted stock.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as the “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation paid to the Company’s NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the Company’s philosophy, policies and practices described in this proxy statement. The Company is asking its stockholders to indicate their support for its NEO compensation as described in this proxy statement. Accordingly, the Company is asking its stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2026 annual meeting of stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on a non-binding, advisory basis.”

We believe that our executive compensation is designed to reward our officers for the Company’s performance as a whole and for each officer’s individual effort in achieving the Company’s goals. Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with companies in our peer group, (b) an annual incentive bonus award to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our stockholders. The annual incentive plan is designed to focus management attention on key operational goals for the current fiscal year which are significantly tied to the Company’s achievement of normalized adjusted funds available for distribution and its leverage ratio. We believe that these goals are aligned with the interests of our stockholders.

The “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns. At the Company’s 2023 annual meeting of stockholders, a majority of the votes cast on an advisory basis were voted in favor of conducting a say-on-pay vote annually, and NHI presently intends to conduct a say-on-pay vote annually until the next required vote on the frequency of say-on-pay votes. NHI has held an annual advisory say-on-pay vote since 2011. If a proxy does not specifically instruct the proxy holders to vote against the approval of our executive compensation, your proxy holders intend to vote for the approval of the above resolution.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the approval, on a non-binding, advisory basis, of the compensation paid to our NEOs. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the vote.

The Board Recommends a Vote “FOR” Approval, on a Non-Binding, Advisory Basis, of the Compensation Paid to Our NEOs as Disclosed in This Proxy Statement.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Although a stockholder vote is not required, the Board submits BDO for ratification by the stockholders as a matter of good corporate governance. BDO has audited the Company’s consolidated financial statements since 2004.

If the stockholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company. Even if the stockholders ratify the appointment of BDO, the Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company if the Audit Committee determines that a change of its independent registered public accounting firm would be in the best interests of the Company. If a proxy does not specifically instruct the proxy holders to vote against the ratification of BDO as our independent registered public accounting firm, your proxy holders intend to vote for the ratification of BDO.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to address the stockholders and respond to questions.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the Audit Committee’s selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2026. For purposes of the vote on this proposal, abstentions will not affect the vote.

The Board Recommends a Vote “FOR” the Ratification of the Selection of BDO USA, P. C. as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

At the 2025 annual meeting of stockholders, stockholders ratified the Audit Committee’s selection of BDO as the independent registered public accounting firm for the 2025 fiscal year. BDO was engaged to review the condensed consolidated financial statements set forth in NHI’s Quarterly Report on Form 10-Q for each of the first three quarters of 2025 and to audit the Company’s consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2025, set forth in NHI’s 2025 Form 10-K. Our Company’s management has the primary responsibility for the preparation of the financial statements, effectiveness of internal control over financial reporting, and the periodic filings with the SEC.

The aggregate professional fees billed by BDO for each of the following categories of services for the past two years are set forth below:

	2025	2024
Audit Fees(1)	$1,265,061	$1,164,739
Audit-Related Fees	$50,000	—
Tax Fees	—	—
All Other Fees	—	—

(1) Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the Company’s unaudited interim consolidated financial statements, review of SEC comment letters, and consultation on significant accounting matters of $1,068,658 and $945,508, respectively, for 2025 and 2024, and fees in connection with the Company’s registration statements and comfort letters for offerings in 2025 and 2024 of $196,403 and $219,231, respectively.

Audit Committee Pre-Approval Policies

The Audit Committee maintains a pre-approval policy that is part of the Audit Committee Charter and mandates that the Audit Committee approve in advance all audit, audit-related and permissible non-audit and tax services that may be provided by the Company’s independent auditor, and in connection therewith, approve all services, fees and other terms of audit and non-audit engagement with the independent auditor. The Audit Committee exercised its responsibility to pre-approve all services provided by BDO within the categories listed above. The Audit Committee delegates to the Chair of the Audit Committee the authority to pre-approve fees for services to be provided by BDO until a formal annual audit plan and fee estimate is presented to the Audit Committee for review and approval at a regularly scheduled meeting of the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee (a) reviewed and discussed with management and BDO the quarterly and annual financial statements and disclosures of the Company contained in Form 10-Q and Form 10-K, respectively, (b) reviewed internal operating reports with management, and (c) made detailed inquiries of the Company’s internal auditor and independent auditor as part of the Audit Committee’s review of the Company’s internal control over financial reporting. During Audit Committee meetings, the members meet in executive session individually with the CEO, the Chief Financial Officer, the Chief Accounting Officer, the internal auditor and BDO, whenever the Audit Committee deems it appropriate. The Audit Committee has discussed with BDO the matters required by the standards of the Public Company Accounting Oversight Board (“PCAOB”) and as required by the SEC. In addition, the Audit Committee has received from and discussed with BDO the written disclosures and letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and concluded that BDO remains independent from management and the Company.

In reliance on the reviews and discussions referred to above, the responsibilities outlined in the Audit Committee Charter and applicable legal requirements, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s 2025 Annual Report to Stockholders (the “2025 Annual Report”), which includes the 2025 Form 10-K.

This report is hereby submitted by the Audit Committee.

Candice W. Todd, Chair
James R. Jobe
Robert A. McCabe, Jr.
Charlotte A. Swafford

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these acts.

VOTING AND MEETING INFORMATION

The accompanying proxy is solicited by the Board to be voted at the Annual Meeting to be held on May 27, 2026, commencing at 1:00 p.m. CDT and at any continuance or postponement of the Annual Meeting. It is anticipated that this proxy statement and the form of proxy card solicited on behalf of our Board will be filed with the SEC and an accompanying Notice mailed to our stockholders beginning on April 3, 2026.

It is the Company’s desire to conduct a safe and informative Annual Meeting. In that interest, NHI intends to observe the Rules of Conduct made available at the Annual Meeting. Any deliberate violation of these Rules of Conduct or an attempt to disrupt the Annual Meeting will be considered cause for expulsion from the Annual Meeting or the question-and-answer session. The Chair of the Board, or other presiding officer of the Annual Meeting, will exercise his judgment on any procedural matters not addressed in the Rules of Conduct.

How do I attend the Annual Meeting?

The Annual Meeting will be held using a “hybrid” in-person and virtual format. Stockholders and guests desiring to attend the Annual Meeting in person can attend at The View at Fountains, 1500 Medical Center Parkway, Suite 4D, Murfreesboro, Tennessee 37129. Stockholders desiring to attend virtually can log in to www.virtualshareholdermeeting.com/NHI2026 to attend the Annual Meeting. Stockholders attending virtually must enter the 16-digit control number found on the proxy card, voting instruction form or the Notice. Guests who are not stockholders may access the live webcast but will not be eligible to vote or submit questions. Technical support will be available to assist you with any technical difficulties related to the virtual meeting platform. It is recommended that you contact your broker should you be unable to locate your control number.

Why am I receiving the Notice or this proxy statement and proxy card?

You are receiving the Notice by mail or this proxy statement and proxy card because you own shares of NHI common stock. As permitted by the SEC, we are making this proxy statement and our 2025 Annual Report, which includes our 2025 Form 10-K, available to our stockholders electronically via the Internet. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review on the Internet all of the important information contained in the proxy statement and the 2025 Annual Report. The Notice also instructs you how to submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice

This proxy statement describes matters on which you are entitled to vote at the Meeting. When you vote by proxy, you appoint D. Eric Mendelsohn, the Company’s CEO, and John L. Spaid, the Company’s Chief Financial Officer, or either of them, as your representative at the Annual Meeting. Mr. Mendelsohn and Mr. Spaid will vote your shares at the Annual Meeting as you have instructed on the proxy. This way, your shares will be voted even if you cannot attend the Meeting.

If your shares are not voted by proxy at the Annual Meeting, by mail or telephone or on the Internet, they cannot be voted on your behalf. Even if you expect to attend the Annual Meeting, in order to ensure that your shares are represented, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or the instructions in your Notice, or complete, sign and date the enclosed proxy card and return it promptly.

Who is soliciting my proxy and who is paying the cost of the solicitation?

The Board is providing you with this proxy statement in connection with its solicitation of proxies for use at the Annual Meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or on a remote basis during the Annual Meeting. Under applicable SEC rules and regulations, such persons are “Participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting.

The Company will pay for the entire cost of soliciting proxies on behalf of the Company. As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, but we will reimburse brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to the beneficial owners of our common stock. We utilize the services of Broadridge Financial Solutions Inc. to disseminate our proxy materials at an estimated cost of $165,000.

What am I voting on?

At the Annual Meeting you will be asked to vote on three proposals: The first proposal is the election of seven directors to serve a one-year term. The second proposal is a non-binding, advisory vote on the compensation paid to our NEOs. The third proposal is the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date, March 27, 2026, are entitled to notice of and to vote at the Annual Meeting or any continuance or postponement thereof. We have no class or series of shares currently outstanding other than our common stock. Each holder of shares of our common stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

How do I vote?

You may vote your shares either at the Annual Meeting, or by proxy by mail or telephone or on the Internet. If you duly execute and return the enclosed proxy card or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided, or follow the instructions for voting by proxy on the Internet, or by telephone, which may be found in the proxy voting instructions included in the Notice or on the proxy card.

If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction form. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting. Your bank, broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the bank, broker, trustee or nominee how to vote your shares. Shares held in street name may also be eligible for Internet or telephone voting.

Stockholders of record will be able to attend and vote at the Annual Meeting either virtually or in person. To attend virtually, go to www.virtualshareholdermeeting.com/NHI2026. Once properly admitted to the Annual Meeting as a stockholder, you will be able to vote your shares by following the instructions that will be available on the virtual meeting platform. “Street name” stockholders who wish to vote at the Annual Meeting may gain access to the Annual Meeting by logging into their bank, broker, trustee or other nominee’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by your bank, broker, trustee or nominee.

Will my shares be voted if I do not sign and return my proxy card or otherwise provide a proxy?

If your shares are registered in your name and you do not return your proxy card or do not vote at the Annual Meeting or otherwise provide a proxy by telephone or the Internet, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you on certain matters. Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as the election of directors and executive compensation proposals.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing either a written notice of revocation or properly submitting another proxy bearing a later date (either by mail or telephone or on the Internet). The powers of the proxy holders will be suspended if you attend the Annual Meeting and inform the Corporate Secretary prior to the opening of the polls that you wish to revoke or replace your proxy. Your attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” through a bank, broker, trustee or nominee, you may revoke your proxy by following instructions provided by your bank, broker, trustee or nominee. No notice of revocation or later-dated proxy will be effective until received by the Company at or prior to the Annual Meeting.

How many votes are needed to hold the Annual Meeting?

As of the Record Date, the Company had a total of 48,459,369 shares of outstanding common stock. A majority of the Company’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares are counted as present at the Annual Meeting if: (a) a stockholder attends and votes his or her shares at the Meeting; (b) a stockholder has properly submitted a proxy, even if the stockholder marks abstentions on the proxy; or (c) a broker or nominee has properly submitted a proxy, even if the broker indicates that it does not have discretionary authority to vote on one or more matters because the beneficial owner of the shares has not given the broker or nominee specific voting instructions (a “broker non-vote”). A share, once represented for any purpose at the Annual Meeting, is deemed present for purposes of determining a quorum for the Annual Meeting (unless the Annual Meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the Annual Meeting.

What is the Board’s recommendation and how will my shares be voted?

The Board recommends a vote (1) “FOR” the election of Robert W. Chapin, Jr., Tracy M.J. Colden, Lilly H. Donohue, James R. Jobe, Robert A. McCabe, D. Eric Mendelsohn and Candice W. Todd as directors of NHI; (2) “FOR” approval on a non-binding, advisory basis, of the compensation paid to our NEOs as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and (3) “FOR” ratification of the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2026. If a proxy is properly submitted in time for the Annual Meeting, your shares will be voted in accordance with the choices specified on your proxy. If you properly submit a proxy, but do not specify a choice, the persons named as the proxy holder on the proxy will vote as recommended by the Board. If a broker submits a proxy that indicates that the broker does not have discretionary authority to vote on one or more matters as to certain shares, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as entitled to vote or as votes cast with respect to such matters. Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum, but are not considered votes cast with respect to the tabulations of votes cast on proposals presented to stockholders. The vote on each proposal is tabulated separately.

What vote is required for each proposal at the Annual Meeting?

Proposal 1: Election of Directors. For each director, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Our Bylaws provide that directors in uncontested elections will be elected by a majority of votes cast. A majority of the votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will be a plurality of votes cast. Abstentions and broker non‐votes will have no effect on the outcome of this proposal. Brokers may not vote on this proposal without instructions from the beneficial owners of the shares.

Proposal 2: Non-Binding, Advisory Vote to Approve the Compensation of our NEOs. For approval of the non-binding, advisory vote on executive compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 2 must be approved by a majority of the votes cast at the Annual Meeting. Abstentions and broker non‐votes will have no effect on the outcome of this proposal. Brokers may not vote on this proposal without instructions from the beneficial owners of the shares.

Proposal 3. Ratification of BDO as our Independent Registered Public Accounting Firm. For approval of the ratification of BDO as our independent registered public accounting firm, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 3 must be approved by a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on the outcome of this proposal. Proposal 3 is considered “routine” under applicable stock exchange rules and is the only proposal on this year’s annual meeting agenda with respect to which your broker can vote your shares absent your instructions.

What happens if a director nominee fails to receive a majority vote in an uncontested election at the Annual Meeting?

In accordance with our Bylaws, the Board will nominate for election or re-election as a director only candidates who agree to promptly tender, following a failure to receive the required vote for election or re-election at the next annual meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee will act to recommend to the Board whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Corporate Governance Committee’s recommendation. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Bylaws may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Can I vote on other matters or submit a proposal to be considered at the Meeting?

The Company has not received timely notice of any stockholder proposals pursuant to Rule 14a-8 under the Exchange Act to be considered at the Annual Meeting. Stockholders may submit matters for a vote without inclusion in this proxy statement only in accordance with the advance notice provision of the Bylaws. The Company does not intend to present any other business at the Meeting. The date specified in the Bylaws for advance notice of proposals by stockholders has passed and no notices have been provided. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the Board may recommend, or in their discretion, in each case to the extent permitted under the U.S. securities laws.

It is contemplated that the Company’s 2027 annual meeting of stockholders will take place in May 2027. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2027 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act if such proposals are received by the Company before the close of business on December 4, 2026 and otherwise comply with the requirements of Rule 14a-8. For stockholders seeking to present a proposal at the 2027 annual meeting of stockholders without inclusion of such proposal in the Company’s proxy materials, notice thereof must be provided to the Corporate Secretary of the Company and, in order to be timely, must be delivered to, or mailed and received at the principal executive offices of the Company by February 26, 2027, but not before January 27, 2027. Such notice must meet the informational and other requirements set forth in the Bylaws. The presiding officer at the annual meeting may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

Can I nominate an individual to serve as a director?

If you wish to nominate an individual for election as a director at the 2027 annual meeting of stockholders, our Bylaws require that you deliver timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Corporate Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and the additional information required by, and must meet the other requirements as set forth in our Bylaws. For a stockholder’s notice to the Corporate Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at our principal executive offices by February 26, 2027, but not before January 27, 2027. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees in connection with the 2027 annual meeting of stockholders must provide notice to the Company in accordance with, and that sets forth the information required by, Rule 14a-19 under the Exchange Act.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?

There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

STOCKHOLDER COMMUNICATIONS

How can stockholders communicate with the Company’s executive officers and Board?

The Board has created the “NHI EthicsPoint” program in order to enable interested parties to communicate with (on a non-identifiable basis if so desired) NHI executive officers, independent directors (including the independent directors as a group), and the Board. The NHI EthicsPoint toll free number is 877-880-2974 and is answered by an independent contractor who transmits the communication to the Company’s Corporate Secretary and establishes a date by which the caller can obtain a response to the communication, if so requested. The Corporate Secretary will forward any inquiries to or about executive officers or directors to the Chair of the Audit Committee. The Corporate Secretary of the Company will coordinate any necessary communication and response.

Stockholders and interested parties can also communicate with (on a non-identifiable basis is so desired) the Board by communicating directly with the Chair of the Board, either (i) by sending any correspondence they may have in writing to the “Chair of the Board of Directors” in care of Corporate Secretary, National Health Investors, Inc., 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, or (ii) by e-mailing correspondence directly to the Chair of the Board at chairman@nhireit.com. The Corporate Secretary will forward any correspondence to the Chair of the Board.

ADDITIONAL INFORMATION

Does the Company provide additional information on its website?

    The NHI website (www.nhireit.com) provides information on the Company, including all public filings (e.g., Form 10-Qs, Form 10-Ks, Statements of Beneficial Ownership, Form 8-Ks, etc). We also maintain the following documents on the website:

•Corporate Governance Guidelines
•Audit Committee Charter
•Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Inside Information and Insider Trading Policy
•Code of Business Conduct and Ethics

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request. All of our press releases for the last two years can be accessed through our website’s press release page. The website is updated regularly for any SEC filings and press releases. The contents of the website are not incorporated into this proxy statement.

How We Count The Votes

•A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Annual Meeting. Shares of common stock represented in person or virtually or by proxy at the Annual Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Annual Meeting) will be tabulated by the Corporate Secretary who will determine whether or not a quorum is present.

•Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. As a result, abstentions will not have any effect on the voting results with respect to any of the proposals.

•If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be considered as present, but not entitled to vote with respect to that matter. Accordingly, a “broker non-vote” will count towards the establishment of a quorum, but once a quorum is established for the Annual Meeting, will have no effect on the outcome of the proposals as broker non-votes will not be counted as votes cast on such matters.

•The affirmative vote of the holders of a majority of the votes cast on each proposal at the Annual Meeting is required for the election of each director nominee in Proposal 1 and the approval of Proposal 2 and Proposal 3.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for the Notice or proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials, as applicable, addressed to those stockholders. This practice, which is commonly referred to as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. NHI and some brokers household the Notice or the proxy materials unless contrary instructions have been received from the affected stockholders. NHI will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement and 2025 Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to NHI via the following means of communication: by mail to 222 Robert Rose Drive Murfreesboro, Tennessee 37129, Attention: Investor Relations, by e-mail to investorrelations@nhireit.com or by telephone at (615) 890-9100. You may also contact the above if you (and other stockholders sharing the same address) are receiving multiple copies of the Notice or proxy materials and wish to receive only one copy.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Years Ended
	December 31,
	2025	2024
Net income attributable to common stockholders	$141,976	$137,867
Elimination of certain non-cash items in net income:
Real estate depreciation	78,772	70,449
Real estate depreciation related to noncontrolling interests	(1,629)	(1,647)
Gains on sales of real estate, net	(456)	(6,678)
Impairments of real estate	—	654
Nareit FFO attributable to common stockholders	218,663	200,645
Non-cash write-offs of straight-line rents receivable	12,350	1,452
Non-cash rental income related to operations transfers upon early lease terminations	(1,375)	—
Proxy contest and related expenses	1,572	—
Gains on forward equity sales agreements, net	—	(6,261)
Normalized FFO attributable to common stockholders	231,210	195,836
Non-cash rent revenue adjustments, net	(2,760)	(2,117)
Non-real estate depreciation, net	1,915	854
Amortization of debt issuance costs and discounts, net	3,427	3,783
Adjustments related to equity method investments, net	(4,883)	(2,265)
Recurring capital expenditures, net	(2,392)	(2,061)
Equity method investment non-refundable entrance fees	2,339	1,357
Note receivable credit loss (benefit) expense	(3,447)	4,641
Non-cash share-based compensation	5,576	4,182
Transaction costs	1,164	—
Normalized FAD attributable to common stockholders	$232,149	$204,210

BASIC
Weighted average common shares outstanding	46,874,691	43,844,771
Nareit FFO attributable to common stockholders per share	$4.66	$4.58
Normalized FFO attributable to common stockholders per share	$4.93	$4.47

DILUTED
Weighted average common shares outstanding	47,051,763	44,102,636
Nareit FFO attributable to common stockholders per share	$4.65	$4.55
Normalized FFO attributable to common stockholders per share	$4.91	$4.44

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

	Years Ended
	December 31,
NOI Reconciliations:	2025	2024
Net income	$140,787	$136,639
Depreciation and amortization	80,944	71,443
Interest expense	57,368	59,903
Legal expense	2,666	1,052
Franchise, excise and other taxes	1,080	38
General and administrative expenses	26,868	20,736
Proxy contest and related expenses	1,572	—
Loan and realty (gains) losses, net	(3,447)	5,295
Gains on sales of real estate properties, net	(456)	(6,678)
Gains from equity method investment	(3,664)	(402)
Gain on forward equity sale agreement, net	—	(6,261)
Consolidated NOI	$303,718	$281,765
NOI by segment:
Real Estate Investments	$284,584	$269,127
SHOP	19,134	12,170
Non-Segment/Corporate	—	468
Total NOI	$303,718	$281,765

The following table reconciles “Net income”, the most directly comparable GAAP metric, to Adjusted EBITDA ($ in thousands):

Year ended December 31,
2025
Net income	$140,787
Depreciation and amortization	80,944
Interest	57,368
Franchise, excise and other taxes	1,080
Write-offs of straight-line rents receivable	12,141
Non-cash rental income related to operations transfers upon early lease terminations	(1,375)
Notes receivable credit (benefit) loss expense	(3,447)
Gains on sales of real estate properties, net	(456)
Write-offs of transaction costs	608
Adjusted EBITDA	$287,650

Consolidated Total Debt	$1,163,814
Less: cash and cash equivalents	(19,624)
Consolidated Net Debt	$1,144,190

Adjusted EBITDA	$287,650
Annualized impact of recent investments, disposals and payoffs	11,149
Annualized Adjusted EBITDA	$298,799

Consolidated Net Debt to Annualized Adjusted EBITDA	3.8x

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, funds from operations (“FFO”), Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and NOI, as presented herein, may not provide a meaningful measure of the Company’s performance as compared to that of other real estate investment trusts. Since other REITs may not use a similar definition of these performance measures, caution should be exercised when comparing FFO, Normalized FFO, Normalized FAD and NOI, as presented herein, to that of other REITs. These performance measures do not represent cash generated from operating activities in accordance with GAAP as they exclude the changes in operating assets and liabilities, and therefore should not be considered an alternative to net income as an indication of performance or as an alternative to net cash flows from operating activities as determined in accordance with GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by the Company, is net income attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses on sales of real estate properties,impairments of real estate properties, and real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; and therefore, caution should be exercised when comparing the Company’s FFO to that of other REITs. FFO per diluted share assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairments of non-real estate assets, gains or losses attributable to the acquisition and disposition of non-real estate assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the realizable value of real estate assets diminishes predictably over time. Since real estate asset values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of straight-line rent revenue adjustments and amortization of debt issuance costs and discounts. The Company also adjusts Normalized FAD for the net changes in its credit loss reserves, non-cash share-based compensation expense, SHOP capital expenditures as well as certain non-cash items related to equity method investments, such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD for the year ended December 31, 2025 included an adjustment for transaction costs incurred related to a large SHOP transaction that did not materialize.

Normalized FAD is an important supplemental performance measure for a REIT and a useful measure of liquidity as an indicator of the Company’s ability to distribute dividends to its stockholders. GAAP requires a lessor to recognize contractual lease payments as income on a straight-line basis over the expected term of the lease. This straight-line rent adjustment has the effect of reporting rental income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate assets. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of the Company’s real estate assets at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations to its segments and to assess the property level performance of its investment portfolios.

NATIONAL HEALTH INVESTORS, INC.
P.O. BOX 306041
NASHVILLE, TN 37230-6041

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V92154-P48679

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL HEALTH INVESTORS, INC.

The Board of Directors recommends you vote for the election of each of the seven nominees to the Board of Directors and for proposals 2 and 3.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Robert W. Chapin, Jr.	☐	☐	☐
1b. Tracy M.J. Colden	☐	☐	☐
1c. Lilly H. Donohue	☐	☐	☐
1d. James R. Jobe	☐	☐	☐
1e. Robert A. McCabe, Jr.	☐	☐	☐
1f. D. Eric Mendelsohn	☐	☐	☐
1g. Candice W. Todd	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V92155-P48679

The undersigned hereby appoints D. Eric Mendelsohn and John L. Spaid as Proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National Health Investors, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Banquet Room of The View at Fountains, 1500 Medical Center Parkway, Murfreesboro, Tennessee and via live webcast at www.virtualshareholdermeeting.com/NHI2026 on Wednesday, May 27, 2026 at 1:00 p.m. CDT and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the proposals listed on the reverse side more fully described in the Notice and Proxy Statement for the meeting (receipt whereof is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.**

Continued and to be signed on reverse side